-------------------------------------------------------------------------------



                                  CREDIT AGREEMENT

                                       BETWEEN

                            MIDDLE BAY OIL COMPANY, INC.

                                         AND

                             ENEX RESOURCES CORPORATION

                                     AS BORROWER

                                         AND

                         COMPASS BANK, AS AGENT AND A LENDER

                       BANK OF OKLAHOMA, NATIONAL ASSOCIATION,
                                     AS A LENDER

                                         AND

                         THE OTHER LENDERS SIGNATORY HERETO


                                   MARCH 27, 1998


                        ------------------------------------

               REDUCING REVOLVING LINE OF CREDIT OF UP TO $100,000,000

-------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                             Page
ARTICLE I DEFINITIONS AND INTERPRETATION
         1.1          Terms Defined Above                                       1
         1.2          Additional Defined Terms                                  1
         1.3          Undefined Financial Accounting Terms                     15
         1.4          References                                               15
         1.5          Articles and Sections                                    15
         1.6          Number and Gender                                        15
         1.7          Incorporation of Schedules and Exhibits                  15

ARTICLE II            TERMS OF FACILITY
         2.1          Revolving Line of Credit                                 16
         2.2          Letter of Credit Facility                                17
         2.3          Use of Loan Proceeds and Letters of Credit.              18
         2.4          Interest                                                 19
         2.5          Repayment of Loans and Interest                          19
         2.6          Outstanding Amounts                                      19
         2.7          Time, Place, and Method of Payments                      20
         2.8          Pro Rata Treatment; Adjustments                          20
         2.9          Borrowing Base Determinations                            21
         2.10         Mandatory Prepayments                                    22
         2.11         Voluntary Prepayments and Conversions of Loans           22
         2.12         Commitment Fee                                           22
         2.13         Facility Fee                                             23
         2.14         Engineering Fee                                          23
         2.15         Letter of Credit Fee                                     23
         2.16         Agency Fee                                               24
         2.17         Loans to Satisfy Obligations of Borrower                 24
         2.18         Security Interest in Accounts; Right of Offset           24
         2.19         General Provisions Relating to Interest                  24
         2.20         Yield Protection                                         25
         2.21         Limitation on Types of Loans                             27
         2.22         Illegality                                               27
         2.23         Regulatory Change                                        28
         2.24         Limitations on Interest Periods                          28
         2.25         Letters in Lieu of Transfer Orders                       28
         2.26         Power of Attorney                                        28

ARTICLE III CONDITIONS

                                      -i-


         3.1          Receipt of Loan Documents and Other Items                29
         3.2          Each Loan                                                32
         3.3          Each Letter of Credit                                    33

ARTICLE IV  REPRESENTATIONS AND WARRANTIES
         4.1          Due Authorization                                        33
         4.2          Corporate Existence                                      34
         4.3          Valid and Binding Obligations                            34
         4.4          Security Instruments                                     34
         4.5          Title to Assets                                          34
         4.6          Scope and Accuracy of Financial Statements               34
         4.7          No Material Misstatements                                34
         4.8          Liabilities, Litigation, and Restrictions                34
         4.9          Compliance with Laws                                     35
         4.10         ERISA                                                    35
         4.11         Environmental Laws                                       35
         4.12         Compliance with Federal Reserve Regulations              35
         4.13         Investment Company Act Compliance                        35
         4.14         Public Utility Holding Company Act Compliance            36
         4.15         Proper Filing of Tax Returns; Payment of Taxes Due       36
         4.16         Refunds                                                  36
         4.17         Gas Contracts                                            36
         4.18         Intellectual Property                                    36
         4.19         Casualties or Taking of Property                         36
         4.20         Locations of Borrower                                    37
         4.21         Subsidiaries                                             37

ARTICLE V AFFIRMATIVE COVENANTS
         5.1          Maintenance and Access to Records                        37
         5.2          Quarterly Financial Statements; Compliance Certificates  37
         5.3          Annual Financial Statements                              38
         5.4          Oil and Gas Reserve Reports                              38
         5.5          Title Opinions; Title Defects                            38
         5.6          Notices of Certain Events                                39
         5.7          Letters in Lieu of Transfer Orders; Division Orders      40
         5.8          Additional Information                                   40
         5.9          Compliance with Laws                                     40
         5.10         Payment of Assessments and Charges                       40
         5.11         Maintenance of Corporate Existence and Good Standing     40
         5.12         Payment of Notes; Performance of Obligations             40
         5.13         Further Assurances                                       41
         5.14         Initial Fees and Expenses of Counsel to Agent            41
         5.15         Subsequent Fees and Expenses of Agent and Lenders        41

                                      -ii-


         5.16         Operation of Oil and Gas Properties                      41
         5.17         Maintenance and Inspection of Properties                 42
         5.18         Maintenance of Insurance                                 42
         5.19         INDEMNIFICATION                                          42
         5.20         Operating Accounts                                       43

ARTICLE VI NEGATIVE COVENANTS
         6.1          Indebtedness                                             44
         6.2          Contingent Obligations                                   44
         6.3          Liens                                                    44
         6.4          Sales of Assets                                          44
         6.5          Leasebacks                                               45
         6.6          Loans or Advances                                        45
         6.7          Investments                                              45
         6.8          Dividends and Distributions                              46
         6.9          Changes in Corporate Structure                           46
         6.10         Transactions with Affiliates                             46
         6.11         Lines of Business                                        46
         6.12         Plan Obligations                                        46
         6.13         New Subsidiaries                                         46
         6.14         Cash Flow Coverage                                       46
         6.15         Current Ratio                                            46
         6.16         Change of Fiscal Year                                    46

ARTICLE VII           EVENTS OF DEFAULT
         7.1          Enumeration of Events of Default                         46
         7.2          Remedies                                                 48

ARTICLE VIII          THE AGENT
         8.1          Appointment                                              49
         8.2          Waivers, Amendments                                      49
         8.3          Delegation of Duties                                     50
         8.4          Exculpatory Provisions                                   50
         8.5          Reliance by Agent                                        50
         8.6          Notice of Default                                        51
         8.7          Non-Reliance on Agent and Other Lenders                  51
         8.8          Indemnification                                          52
         8.9          Restitution                                              52
         8.10         Agent in Its Individual Capacity                         53
         8.11         Successor Agent                                          53
         8.12         Applicable Parties                                       53

ARTICLE IX            MISCELLANEOUS

                                      -iii-


         9.1          Assignments; Participations                              54
         9.2          Survival of Representations, Warranties, and Covenants   55
         9.3          Notices and Other Communications                         55
         9.4          Parties in Interest                                      56
         9.5          Rights of Third Parties                                  56
         9.6          Renewals; Extensions                                     57
         9.7          No Waiver; Rights Cumulative                             57
         9.8          Survival Upon Unenforceability                           57
         9.9          Amendments; Waivers                                      57
         9.10         Controlling Agreement                                    57
         9.11         Disposition of Collateral                                57
         9.12         GOVERNING LAW                                            58
         9.13         JURISDICTION AND VENUE                                   58
         9.14         ENTIRE AGREEMENT                                         58
         9.15         Counterparts                                             58


LIST OF SCHEDULES

Schedule 4.8          -    Liabilities and Litigation
Schedule 4.12         -    Environmental Matters
Schedule 4.16         -    Refunds
Schedule 4.17         -    Gas Contracts
Schedule 4.19         -    Casualties
Schedule 4.21         -    Subsidiaries


LIST OF EXHIBITS

Exhibit I             -    Form of Notes
Exhibit II            -    Form of Borrowing Request
Exhibit III           -    Form of Compliance Certificate
Exhibit IV            -    Form of Borrowing Base Utilization Certificate
Exhibit V             -    Form of Opinion of Counsel
Exhibit VI            -    Form of Lender Assignment Agreement

                                  CREDIT AGREEMENT

                  This CREDIT AGREEMENT is made and entered into this 27th day of March, 1998, by and between MIDDLE BAY OIL COMPANY, INC., an Alabama corporation ("MIDDLE BAY"), and ENEX RESOURCES CORPORATION, a Delaware corporation ("ENEX") (collectively, the "BORROWER", but with such entities constituting the Borrower being jointly and severally liable for the Obligations and each reference herein to the Borrower being applicable to each of such entities) and COMPASS BANK, a Texas state chartered banking institution ("COMPASS"), BANK OF OKLAHOMA, NATIONAL ASSOCIATION, a national banking association ("BOK") and each other lender that becomes a signatory hereto as provided in Section 9.1 (Compass and each such other lender, together with its successors and assigns, individually a "Lender" and collectively, the "Lenders"), and Compass, as agent for the Lenders pursuant to the terms hereof (in such capacity, together with its successors in such capacity pursuant to the terms hereof, (the "AGENT").

                             W I T N E S S E T H:

                  In consideration of the mutual covenants and agreements herein contained, the Lender or Lenders hereby agree as follows:

                                 ARTICLE I

                        DEFINITIONS AND INTERPRETATION

                 1.1 TERMS DEFINED ABOVE. As used in this Credit Agreement, each of the terms "AGENT", "AGREEMENT", "BOK", "BORROWER", "COMPASS", "LENDER" and "LENDERS" shall have the meaning assigned to such term hereinabove.

                 1.2 ADDITIONAL DEFINED TERMS. As used in this Agreement, each of the following terms shall have the meaning assigned thereto in this Section, unless the context otherwise requires:

                  "ADDITIONAL COSTS" shall mean reasonable costs which the Agent or any Lender determines are attributable to its obligation to make or its making or maintaining any LIBO Rate Loan or issuing or participating in Letters of Credit, or any reduction in any amount receivable by the Agent or any Lender in respect of any such obligation or any LIBO Rate Loan or Letter of Credit, resulting from any Regulatory Change which (a) changes the basis of taxation of any amounts payable to the Agent or such Lender under this Agreement or any
         Note in respect of any LIBO Rate Loan or Letter of Credit (other than taxes imposed on the overall net income of the Agent or such Lender or its Applicable Lending Office for any such LIBO Rate Loan by the jurisdiction in which the Agent or such Lender has its principal office or Applicable Lending Office), (b) imposes or modifies any reserve, special deposit, minimum capital, capital ratio, or similar requirements (other than the Reserve Requirement utilized in the determination of the Adjusted LIBO Rate for such
         Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Agent or such Lender (including LIBO Rate Loans and Dollar deposits in the London interbank market in connection with LIBO Rate Loans), or the Commitment of the Agent or such Lender, or the London interbank market, or (c) imposes any other condition affecting this Agreement or any Note or any of such extensions of credit, liabilities, or Commitments.

                  "ADJUSTED LIBO RATE" shall mean, for any LIBO Rate Loan, an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Agent to be equal to the sum of the LIBO Rate for such Loan plus the Applicable Margin, but in no event exceeding the Highest Lawful Rate.

                  "AFFILIATE" shall mean any Person directly or indirectly controlling, or under common control with, the Borrower and includes any Subsidiary of the Borrower and any "affiliate" of the Borrower within the meaning of Reg. Section 240.12b-2 of the Securities Exchange Act of 1934, as amended, with "control," as used in this definition, meaning possession, directly or indirectly, of the power to direct or cause the direction of management, policies or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships.

                  "AGENCY FEE LETTER" shall mean the letter agreement dated March 27, 1998, between Compass and the Borrower concerning certain fees in connection with the transactions contemplated hereby, and any agreements or instruments executed in connection therewith, as amended, restated, or supplemented from time to time.

                  "AGREEMENT" shall mean this Credit Agreement, as it may be amended, supplemented, restated or otherwise modified from time to time.

                  "APPLICABLE LENDING OFFICE" shall mean, for each Lender and type of Loan, the lending office of such Lender (or an affiliate of such Lender) designated for such type of Loan on the signature pages hereof or such other office of such Lender (or an affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrower as the office by which Loans of such type are to be made and maintained.

                  "APPLICABLE MARGIN" shall mean as to each LIBO Rate Loan, the following:


                    Borrowing Base                            LIBO Rate Loan
                     Utilization                             Applicable Margin
                  ----------------------------------------------------------------
                  equal to or greater than 75%                  two percent (2%)
                      of Borrowing Base

                  less than 75% but greater                     one and three-fourths
                      than 50% of Borrowing                     percent (1-3/4%)
                      Base

                  less than or equal to                         one and one-half
                      50% of Borrowing Base                     percent (1-1/2%),

         with the Borrowing Base Utilization and the corresponding LIBO Rate being set at the close of each calendar quarter for the next calendar quarter. The Borrower shall furnish to the Agent, within five (5) days of the end of each calendar quarter, except for the quarter ending March 31, 1998, a Borrowing Base Utilization Certificate, substantially in the form attached as Exhibit IV to this Agreement, which shall stipulate the Borrowing Base Utilization level at the end of such quarter.

                  "AVAILABLE COMMITMENT" shall mean, at any time, an amount equal to the remainder, if any, of (a) the Borrowing Base in effect at such time MINUS (b) the sum of the Loan Balance at such time and the L/C Exposure at such time.

                  "BORROWING BASE" shall mean, at any time, the amount determined by the Lenders in accordance with Section 2.9 and then in effect.

                  "BORROWING BASE UTILIZATION" shall mean, at any time, the Loan Balance, plus any L/C Exposure hereunder, expressed as a percentage of the Borrowing Base.

                  "BORROWING REQUEST" shall mean each written request, in substantially the form attached hereto as Exhibit II, by the Borrower to the Agent for a borrowing or conversion pursuant to Sections 2.1 or 2.11, each of which shall:

                   (a)  be signed by a Responsible Officer of the Borrower;

                   (b) specify the amount and type of Loan requested, and, as applicable, the Loan to be converted and the date of the borrowing or conversion (which shall be a Business Day);

                   (c) when requesting a Floating Rate Loan, be delivered to the Agent no later than 10:00 a.m., Central Standard or Daylight Savings Time, as the case may be, on the Business Day of the requested borrowing or conversion, and

                   (d) when requesting a LIBO Rate Loan, be delivered to the Agent no later than 10:00 a.m., Central Standard or Daylight Savings Time, as the case may be, two Business Days preceding the requested borrowing or conversion and designate the Interest
           Period requested with respect to such Loan.

                  "BUSINESS DAY" shall mean (a) for all purposes other than as covered by clause (b) of this definition, a day other than a Saturday, Sunday, legal holiday for commercial banks under the laws of the State of Texas, or any other day when banking is suspended in the State of Texas, and (b) with respect to all requests, notices, and determinations in connection with, and payments of principal and interest on, LIBO Rate Loans, a day which is a Business Day described in clause (a) of this definition and which is a day for trading by and between banks for Dollar deposits in the London interbank market.

                  "CASH FLOW" shall mean, for any relevant accounting period, Net Income for such period plus, without duplication and to the extent deducted from revenues in determining Net Income for the relevant period, depreciation, amortization, depletion, other non-cash expenses, exploration expenses, dry-hole expenses, and geological and geophysical costs, less, without duplication and to the extent added to revenues in determining Net Income for the relevant period, all non-cash revenue and non-recurring gains of the Borrower for the relevant period.

                  "CLOSING DATE" shall mean the date of this Agreement.

                  "CODE" shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

                  "COLLATERAL" shall mean the Mortgaged Properties and any other Property now or at any time used or intended as security for the payment or performance of all or any portion of the Obligations of the Borrower or any Subsidiary or other Affiliate of the Borrower owing to the Agent or any Lender or any branch, Subsidiary or other Affiliate of the Agent or any Lender which is subject to a Security Instrument.

                  "COMMITMENTS" shall mean the several obligations of the Lenders, subject to applicable provisions of this Agreement, to make Loans to or for the benefit of the Borrower pursuant to Section 2.1 or participate in the issuance of Letters of Credit pursuant to Section 2.2.

                  "COMMITMENT AMOUNT" shall mean $18,850,000 as to Compass and $10,150,000 as to BOK as of the Closing Date.

                  "COMMITMENT FEE" shall mean each fee payable to the Agent for the benefit of the Lenders by the Borrower pursuant to Section 2.12.

                  "COMMITMENT PERIOD" shall mean the period from and including the Closing Date to but not including the Commitment Termination Date.

                  "COMMITMENT TERMINATION DATE" shall mean April 1, 2001.

                  "COMMONLY CONTROLLED ENTITY" shall mean any Person which is under common control with the Borrower within the meaning of Section 4001 of ERISA.

                  "COMPLIANCE CERTIFICATE" shall mean each certificate, substantially in the form attached hereto as Exhibit III, executed by a Responsible Officer of the Borrower and furnished to the Agent from time to time in accordance with Section 5.2.

                  "CONTINGENT OBLIGATION" shall mean, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, or other obligations of any other Person (for purposes of this definition, a "PRIMARY OBLIGATION") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, regardless of whether such obligation is contingent, (a) to purchase any primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any primary obligation, or (ii) to maintain working or equity capital of any other Person in respect of any primary obligation, or otherwise to maintain the net worth or solvency of any other Person, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the Person primarily liable for such primary obligation to make payment thereof, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, with the amount of any Contingent Obligation being deemed to be equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

                  "CURRENT RATIO" means the ratio of (a) consolidated current assets of the Borrower and it Subsidiaries to (b) consolidated current liabilities (excluding the current portion of Loans hereunder).

                  "DEBT SERVICE" shall mean, for each relevant accounting period, an amount equal to (i) actual principal amounts paid on debt other than the Obligations during each quarter, plus (ii) required principal payments under the Obligations during such quarter.

                  "DEFAULT" shall mean any event or occurrence which with the lapse of time or the giving of notice or both would become an Event of Default.

                  "DEFAULT RATE" shall mean a per annum interest rate equal to the Index Rate plus five percent (5%), but in no event exceeding the Highest Lawful Rate.

                  "DOLLARS" and "$" shall mean dollars in lawful currency of the United States of America.

                  "ENVIRONMENTAL COMPLAINT" shall mean any written complaint, order, directive, claim, citation, notice of environmental report or investigation, or other notice by any Governmental Authority with respect to (a) air emissions, (b) spills, releases, or discharges to soils, any improvements located thereon, surface water, groundwater, or the sewer, septic, waste treatment, storage, or disposal systems servicing any Property of the Borrower, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation, or disposal of any Hazardous Substance, or (e) other environmental, health, or safety matters affecting any Property of the Borrower or the business conducted thereon.

                  "ENVIRONMENTAL LAWS" shall mean (a) the following federal laws as they may be cited, referenced, and amended from time to time: the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state in which Property of the Borrower is situated, as they may be cited, referenced and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other equivalent foreign, federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including, without limitation, those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or release of Hazardous Substances.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder and interpretations thereof.

                  "EXISTING LIENS" shall mean the liens held by BOK.

                  "EVENT OF DEFAULT" shall mean any of the events specified in Section 7.1.

                  "FACILITY FEE" shall mean the fee payable to the Agent for the benefit of the Lenders by the Borrower pursuant to Section 2.13.

                  "FINAL MATURITY" shall mean April 1, 2001.

                  "FINANCIAL STATEMENTS" shall mean statements of the financial condition of the Borrower and its consolidated Subsidiaries on a consolidated and consolidating basis as at the point in time and for the period indicated and consisting of at least a balance sheet and related statements of operations, common stock and other stockholders' equity, and cash flows, and when such statements prepared on a consolidated basis are required by applicable provisions of this Agreement to be audited, accompanied by the unqualified certification of a nationally-recognized firm of independent certified public accountants or other independent certified public accountants acceptable to the Agent and footnotes to any of the foregoing, all of which shall be prepared in accordance with GAAP consistently applied and in comparative form with respect to the corresponding period of the preceding fiscal period.

                  "FIXED RATE LOAN" shall mean any LIBO Rate Loan.

                  "FLOATING RATE" shall mean an interest rate per annum equal to the Index Rate from time to time in effect, but in no event exceeding the Highest Lawful Rate.

                  "FLOATING RATE LOAN" shall mean any Loan and any portion of the Loan Balance which the Borrower has requested, in the initial Borrowing Request for such Loan or a subsequent Borrowing Request for such portion of the Loan Balance, bear interest at the Floating Rate, or which pursuant to the terms hereof is otherwise required to bear interest at the Floating Rate.

                  "GAAP" shall mean generally accepted accounting principles established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants and in effect in the United States from time to time.

                  "GOVERNMENTAL AUTHORITY" shall mean any nation, country, commonwealth, territory, government, state, county, parish, municipality, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

                  "HAZARDOUS SUBSTANCES" shall mean flammables, explosives, radioactive materials, hazardous wastes, asbestos, or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum, petroleum products, associated oil or natural gas exploration, production, and development wastes, or any substances defined as "hazardous substances," "hazardous materials," "hazardous wastes," or "toxic substances" under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund
         Amendments and Reauthorization Act, as amended, the Hazardous
         Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, or any other law or regulation now or hereafter enacted or promulgated by any Governmental Authority.

                  "HIGHEST LAWFUL RATE" shall mean the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received under applicable laws of the State of Texas or the United States of America, whichever authorizes the greater rate, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow.

                  "INDEBTEDNESS" shall mean, as to any Person, without duplication, (a) all liabilities (excluding reserves for deferred income taxes, deferred compensation liabilities, and other deferred liabilities and credits) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet, (b) all obligations of such Person evidenced by bonds, debentures, promissory notes, or similar evidences of indebtedness, (c) all other indebtedness of such Person for borrowed money, (d) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables, which include amounts owed to drilling contractors, entered into in the ordinary course of business on ordinary terms); (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property) including, without limitation, production payments, net profit interests and other hydrocarbon interests subject to repayment out of future oil and gas production; (f) all obligations with respect to capital leases; (g) all net obligations with respect to derivative contracts; and (h) all obligations, including Contingent Obligations of others, to the extent any such obligation is secured by a Lien on the assets of such Person (whether or not such Person has assumed or become liable for the obligation secured by such Lien).

                  "INDEX RATE" shall mean the prime rate established in THE WALL STREET JOURNAL'S "MONEY RATES" or similar table. If multiple prime rates are quoted in the table, then the highest prime rate will be the Index Rate. In the event that the prime rate is no longer published by THE WALL STREET JOURNAL in the "MONEY RATES" or similar table, then Agent may select an alternative published index based upon comparable information as a substitute Index Rate. Upon the selection of a substitute Index Rate, the applicable interest rate shall thereafter vary in relation to the substitute index. Such substitute index shall be the same index that is generally used as a substitute by Agent on all Index Rate loans.

                  "INSOLVENCY PROCEEDING" shall mean application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian, or liquidator of any Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization, or rearrangement or taking advantage of any bankruptcy, insolvency, debtor's relief, or other similar law of the United States, the State of Texas, or any other jurisdiction.

                  "INTELLECTUAL PROPERTY" shall mean patents, patent applications, trademarks, tradenames, copyrights, technology, know-how, and processes.

                  "INTEREST PERIOD" shall mean, subject to the limitations set forth in Section 2.24, and with respect to any LIBO Rate Loan, a period commencing on the date such Loan is made or converted from a Loan of another type pursuant to this Agreement or the last day of the next preceding Interest Period with respect to such Loan and ending on the numerically corresponding day in the calendar month that is one, two, three, or, subject to availability, six months thereafter, as the Borrower may request in the Borrowing Request for such Loan.

                  "INVESTMENT" in any Person shall mean any stock, bond, note, or other evidence of Indebtedness, or any other security (other than current trade and customer accounts) of, investment or partnership interest in or loan to, such Person.

                  "L/C EXPOSURE" shall mean, at any time, the aggregate maximum amount available to be drawn under outstanding Letters of Credit at such time.

                  "LETTER OF CREDIT" shall mean any standby letter of credit issued by the Agent for the account of the Borrower pursuant to Section 2.2.

                  "LETTER OF CREDIT APPLICATION" shall mean the standard letter of credit application employed by the Agent as the issuer of the Letters of Credit, from time to time, in connection with Letters of Credit.

                  "LETTER OF CREDIT FEE" shall mean each fee payable by the Borrower to the Agent for the account of the Lenders pursuant to
         Section 2.15 upon or in connection with the issuance or renewal of each Letter of Credit.

                  "LETTER OF CREDIT PAYMENT" shall mean any payment made by the Agent on behalf of the Lenders under a Letter of Credit, to the extent that such payment has not been repaid by the Borrower.

                  "LIBO RATE" shall mean, with respect to any Interest Period for any LIBO Rate Loan, the lesser of (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the average of the offered quotations appearing on Telerate Page 3750 (or if such Telerate Page shall not be available, any successor or similar service selected by the Agent and the Borrower) as of approximately 11:00 a.m., Central Standard or Daylight Savings Time, as the case may be, on the day two Business Days prior to the first day of such Interest Period for Dollar deposits in an amount comparable to the principal amount of such LIBO Rate Loan and having a term comparable to the Interest Period for such LIBO Rate Loan, or (b) the Highest Lawful Rate. If neither such Telerate Page 3750 nor any successor or similar service is available, the term "LIBO Rate" shall mean, with respect to any Interest Period for any LIBO Rate Loan, the lesser of (a) the rate per annum (rounded upwards if necessary, to the nearest 1/100 of 1%) quoted by the Agent at approximately 11:00 a.m., London time (or as soon thereafter as practicable) two Business Days prior to the first day of the Interest Period for such LIBO Rate Loan for the offering by the Agent to leading banks in the London interbank market of Dollar deposits in an amount comparable to the principal amount of such LIBO Rate Loan and having a term comparable to the Interest Period for such LIBO Rate Loan, or (b) the Highest Lawful Rate.

                  "LIBO RATE LOAN" shall mean any Loan and any portion of the Loan Balance which the Borrower has requested, in the initial Borrowing Request for such Loan or a subsequent Borrowing Request for such portion of the Loan Balance, bear interest at the Adjusted LIBO Rate and which is permitted by the terms hereof to bear interest at the Adjusted LIBO Rate.

                  "LIEN" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of such Property, whether such interest is based on common law, statute, or contract, and including, but not limited to, the lien or security interest arising from a mortgage, ship mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt, or a lease, consignment, or bailment for security purposes (other than true leases or true consignments), liens of mechanics, materialmen, and artisans, maritime liens and reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property which secure an obligation owed to, or a claim by, a Person other than the owner of such Property (for the purpose of this Agreement, the Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes), and the filing or recording of any financing statement or other security instrument in any public office.

                  "LIMITATION PERIOD" shall mean any period while any amount remains owing on the Notes and interest on such amount, calculated at the applicable interest rate, plus any fees or other sums payable under any Loan Document and deemed to be interest under applicable law, would exceed the amount of interest which would accrue at the Highest Lawful Rate.

                  "LOAN" shall mean any loan made by any Lender to or for the benefit of the Borrower pursuant to this Agreement and any payment made by the Agent or any Lender under a Letter of Credit.

                  "LOAN BALANCE" shall mean, at any time, the outstanding principal balance of the Notes at such time.

                  "LOAN DOCUMENTS" shall mean the Assignment, this Agreement, the Notes, any Letter of Credit Applications, any Letters of Credit, the Security Instruments, and all other documents and instruments now or hereafter delivered pursuant to the terms of or in connection with the Assignment, this Agreement, the Notes, any Letter of Credit Applications, any Letters of Credit, or the Security Instruments, and all renewals and extensions of, amendments and supplements to, and restatements of, any or all of the foregoing from time to time in effect.

                  "MATERIAL ADVERSE EFFECT" shall mean (a) any material adverse effect on the business, operations, properties, condition (financial or otherwise), or prospects of the Borrower taken as a whole, or (b) any adverse effect upon the Collateral taken as a whole.

                  "MAXIMUM COMMITMENT AMOUNT" shall mean the sum of the Commitment Amounts of all Lenders.

                  "MORTGAGED PROPERTIES" shall mean all Oil and Gas Properties of the Borrower subject to a perfected first-priority Lien in favor of the Agent for the benefit of the Lenders, subject only to Permitted Liens, as security for the Obligations owing to the Agent or any Lender.

                  "NET INCOME" shall mean, for any relevant accounting period, the net income of the Borrower and its consolidated Subsidiaries on a consolidated basis for such period, determined in accordance with GAAP.

         "NOTES" shall mean, collectively, each of the promissory notes of the Borrower, in the form attached hereto as Exhibit I, together with all renewals, extensions for any period, increases, and rearrangements thereof.

         "OBLIGATIONS" shall mean, without duplication, (a) all Indebtedness evidenced by the Notes, (b) the undrawn, unexpired amount of all outstanding Letters of Credit, (c) the obligation of the Borrower for the payment of Commitment Fees, Facility Fees and Letter of Credit Fees, and (e) all other obligations and liabilities of the Borrower to the Agent and/or the Lenders, now existing or hereafter incurred, under, arising out of or in connection with any Loan Document, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

         "OIL AND GAS PROPERTIES" shall mean fee, leasehold, or other interests in or under mineral estates or oil, gas, and other liquid or gaseous hydrocarbon leases with respect to Properties situated in the United States or offshore from any State of the United States, including, without limitation, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests, and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and Properties appertaining, belonging, affixed, or incidental thereto.

         "PERCENTAGE SHARE" shall mean, as to each Lender, the percentage such Lender's Commitment Amount constitutes of the Maximum Commitment Amount.

         "PERMITTED INDEBTEDNESS" shall mean (a) the Obligations, (b) Indebtedness arising from endorsing negotiable instruments for deposit or collection in the ordinary course of business, (c) current liabilities incurred in the ordinary course of business, (d) other Indebtedness which does not exceed an aggregate principal amount of $250,000 during any fiscal year, and (e) Indebtedness existing by virtue of the requirements of GAAP or any changes in the requirements of GAAP.

         "PERMITTED LIENS" shall mean (a) Liens for taxes, assessments, or other governmental charges or levies not yet due or which (if foreclosure, distraint, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor, (b) Liens in connection with workers' compensation, unemployment insurance or other social security (other than Liens created by Section 4068 of ERISA), old-age pension, or public liability obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (c) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (d) Liens in favor of operators and non-operators under joint operating agreements or similar contractual arrangements arising in the ordinary course of the business of the Borrower to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (e) Liens under production sales agreements, division orders, operating agreements, and other agreements customary in the oil and gas business for processing, producing, and selling hydrocarbons securing obligations not constituting Indebtedness and provided that such Liens do not secure obligations to deliver hydrocarbons at some future date without receiving full payment therefor within 90 days of delivery, (f) easements, rights of way, restrictions, and other similar encumbrances, and minor defects in the chain of title which are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of the Borrower or materially detract from the value or use of the Property to which they apply, and (g) Liens in favor of the Agent for the benefit of the Lenders and other Liens expressly permitted under the Security Instruments.

         "PERSON" shall mean an individual, corporation, limited liability company, partnership, trust, unincorporated organization, government, any agency or political subdivision of any government, or any other form of entity.

         "PLAN" shall mean, at any time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

         "PRINCIPAL OFFICE" shall mean the principal office of the Agent in Houston, Texas, presently located at 24 Greenway Plaza, 14th Floor, Houston, Texas 77046.

         "PROPERTY" shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

         "REGULATION D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

         "REGULATORY CHANGE" shall mean the passage, adoption, institution, or amendment of any federal, state, local, or foreign Requirement of Law (including, without limitation, Regulation D), or any interpretation, directive, or request of any

     Governmental Authority or monetary authority charged with the enforcement, interpretation, or administration thereof, occurring after the Closing Date and applying to a class of banks including any Lender or its Applicable Lending Office.

         "RELEASE OF HAZARDOUS SUBSTANCES" shall mean any emission, spill, release, disposal, or discharge, except in accordance with the Requirement of Law, a valid permit, license, certificate, or approval of the relevant Governmental Authority, of any Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer or septic system, or the waste treatment, storage, or disposal system servicing any Property of the Borrower.

         "REQUIRED LENDERS" shall mean, Lenders (including the Agent) holding at least 75% of the then Loan Balance, or, if there is no Loan Balance, Lenders (including the Agent) having at least 75% of the aggregate amount of the Commitments.

         "REQUIREMENT OF LAW" shall mean, as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation, or determination of an arbitrator, court, or other Governmental Authority, including, without limitation, rules, regulations, orders, and requirements for permits, licenses, registrations, approvals, or authorizations, in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

         "RESERVE REPORT" shall mean each report delivered to the Agent and each Lender pursuant to Section 5.4.

         "RESPONSIBLE OFFICER" shall mean, as to any Person, its President, Chief Executive Officer, Chief Financial Officer or any Vice President.

         "SCHEDULED REDUCTION AMOUNT" shall mean the amount by which the Borrowing Base shall be reduced each calendar month as determined by the Lenders under Section 2.9(b) from time to time.

         "SECURITY INSTRUMENTS" shall mean the security instruments executed and delivered in satisfaction of the condition set forth in
     Section 3.1(f), and all other documents and instruments at any time executed as security for all or any portion of the Obligations of the Borrower or any Subsidiary or other Affiliate of the Borrower owing to the Agent or any Lender or any branch, Subsidiary or other Affiliate of the Agent or any Lender, as such instruments may be amended, restated, or supplemented from time to time.

         "SUBSIDIARY" shall mean, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

         "SUPERFUND SITE" shall mean those sites listed on the Environmental Protection Agency National Priority List and eligible for remedial action or any comparable state registries or list in any state of the United States.

         "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the State of Texas.

          1.3 UNDEFINED FINANCIAL ACCOUNTING TERMS. Undefined financial accounting terms used in this Agreement shall be defined according to GAAP at the time in effect.

          1.4 REFERENCES. References in this Agreement to Schedule, Exhibit, Article, or Section numbers shall be to Schedules, Exhibits, Articles, or Sections of this Agreement, unless expressly stated to the contrary. References in this Agreement to "hereby," "herein," "hereinafter," "hereinabove," "hereinbelow," "hereof," "hereunder" and words of similar import shall be to this Agreement in its entirety and not only to the particular Schedule, Exhibit, Article, or Section in which such reference appears.

          1.5 ARTICLES AND SECTIONS. This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

          1.6 NUMBER AND GENDER. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

          1.7 INCORPORATION OF SCHEDULES AND EXHIBITS. The Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.

                               ARTICLE II

                            TERMS OF FACILITY

          2.1 REVOLVING LINE OF CREDIT. Upon the terms and conditions (including, without limitation, the right of the Lenders to decline to make any Loan so long as any Default or Event of Default exists) and relying on the representations and warranties contained in this Agreement, the Lenders severally agree, during the Commitment Period, to make Loans, in immediately available funds at the Applicable Lending Office or the Principal Office, to or for the benefit of the Borrower, from time to time on any Business Day designated by the Borrower following receipt by the Agent of a Borrowing Request; provided, however, no Loan at the time it is made shall exceed the then existing Available Commitment.

          (b) Subject to the terms of this Agreement, during the Commitment Period, the Borrower may borrow, repay, and reborrow and convert Loans of one type or with one Interest Period into Loans of another type or with a different Interest Period. Except for prepayments made pursuant to Section 2.10, each borrowing, conversion, and prepayment of principal of Loans shall be in an aggregate amount at least equal to $100,000. Each borrowing, prepayment, or conversion of or into a Loan of a different type or, in the case of a Fixed Rate Loan, having a different Interest Period, shall be deemed a separate borrowing, conversion, or prepayment for purposes of the foregoing, one for each type of Loan or Interest Period. Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of LIBO Rate Loans having the same Interest Period shall be at least equal to $1,000,000; and if any LIBO Rate Loan would otherwise be in a lesser aggregate principal amount for any period, such Loan shall be a Floating Rate Loan during such period.

          (c) The Loans shall be made and maintained at the Applicable Lending Office or the Principal Office and shall be evidenced by the Notes.

          (d) Not later than 3:00 p.m., Central Standard or Daylight Savings Time, as the case may be, on the date specified for each borrowing, each Lender shall make available an amount equal to its Percentage Share of the borrowing to be made on such date to the Agent, at an account designated by the Agent, in immediately available funds, for the account of the Borrower. The amount so received by the Agent shall, subject to the terms and conditions hereof, be made available to the Borrower in immediately available funds at the Principal Office. All Loans by each Lender shall be maintained at the Applicable Lending Office of such Lender and shall be evidenced by the Note of such Lender.

          (e) The failure of any Lender to make any Loan required to be made by it hereunder shall not relieve any other Lender of its obligation to make any Loan required to be made by it, and no Lender shall be responsible for the failure of any other Lender to make any Loan.

          (f) The face amounts of the Notes have been established as an administrative convenience and do not commit any Lender to advance funds hereunder in excess of the then current Borrowing Base.

          2.2 LETTER OF CREDIT FACILITY. Upon the terms and conditions and relying on the representations and warranties contained in this Agreement, the Agent, as issuing bank for the Lenders, agrees from the date of this Agreement until the date which is thirty days prior to the Commitment Termination Date, to issue on behalf of the Lenders in their respective Percentage Shares Letters of Credit for the account of the Borrower and to renew and extend such Letters of Credit. Letters of Credit shall be issued, renewed, or extended from time to time on any Business Day designated by the Borrower following the receipt in accordance with the terms hereof by the Agent of the written (or oral, confirmed promptly in writing) request by a Responsible Officer of the Borrower therefor and a Letter of Credit Application. Letters of Credit shall be issued in such amounts as the Borrower may request; provided, however, that (i) no Letter of Credit shall have an expiration date which is more than 365 days after the issuance thereof or subsequent to the Final Maturity, (ii) each automatically renewable Letter of Credit shall provide that it may be terminated by the Agent at its then current expiry date by not less than 30 days' written notice by the Agent to the beneficiary of such Letter of Credit, and (iii) the Agent shall not be obligated to issue any Letter of Credit if (A) the face amount thereof would exceed the Available Commitment, or (B) after giving effect to the issuance thereof, (I) the L/C Exposure, when added to the Loan Balance then outstanding, would exceed the lesser of the Maximum Commitment Amount or the Borrowing Base, or (II) the L/C Exposure would exceed $2,000,000.

          (b) Prior to any Letter of Credit Payment in respect of any Letter of Credit, each Lender shall be deemed to be a participant through the Agent with respect to the relevant Letter of Credit in the obligation of the Agent, as the issuer of such Letter of Credit, in an amount equal to the Percentage Share of such Lender of the maximum amount which is or at any time may become available to be drawn thereunder. Upon delivery by such Lender of funds requested pursuant to Section 2.2(c), such Lender shall be treated as having purchased a participating interest in an amount equal to such funds delivered by such Lender to the Agent in the obligation of the Borrower to reimburse the Agent, as the issuer of such Letter of Credit, for any amounts payable, paid, or incurred by the Agent, as the issuer of such Letter of Credit, with respect to such Letter of Credit.

          (c) Each Lender shall be unconditionally and irrevocably liable, without regard to the occurrence of any Default or Event of Default, to the extent of the Percentage Share of such Lender at the time of issuance of each Letter of Credit, to reimburse, on demand, the Agent, as the issuer of such Letter of Credit, for the amount of each Letter of Credit Payment under such Letter of Credit. Each Letter of Credit Payment shall be deemed to be a Floating Rate Loan by each Lender to the extent of funds delivered by such Lender to the Agent with respect to such Letter of Credit Payment and shall to such extent be deemed a Floating Rate Loan under and shall be evidenced by the Note of such Lender and shall be payable by the Borrower upon demand by the Agent.

          (d) EACH LENDER AGREES TO SEVERALLY INDEMNIFY THE AGENT, AS THE ISSUER OF EACH LETTER OF CREDIT, AND THE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT AND AFFILIATES OF THE AGENT (TO THE EXTENT NOT REIMBURSED BY THE BORROWER AND WITHOUT LIMITING THE OBLIGATION OF THE BORROWER TO DO SO), RATABLY ACCORDING TO THE PERCENTAGE SHARE OF SUCH LENDER AT THE TIME OF ISSUANCE OF SUCH LETTER OF CREDIT, FROM AND AGAINST ANY AND ALL LIABILITIES, CLAIMS, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND WHATSOEVER WHICH MAY AT ANY TIME (INCLUDING, WITHOUT LIMITATION, ANY TIME FOLLOWING THE PAYMENT AND PERFORMANCE OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT) BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST THE AGENT AS THE ISSUER OF SUCH LETTER OF CREDIT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR SUCH LETTER OF CREDIT OR ANY ACTION TAKEN OR OMITTED BY THE AGENT AS THE ISSUER OF SUCH LETTER OF CREDIT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES UNDER OR IN CONNECTION WITH ANY OF THE FOREGOING, INCLUDING, WITHOUT LIMITATION, ANY LIABILITIES, CLAIMS, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS IMPOSED, INCURRED OR ASSERTED AS A RESULT OF THE NEGLIGENCE, WHETHER SOLE OR CONCURRENT, OF THE AGENT AS THE ISSUER OF SUCH LETTER OF CREDIT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES; PROVIDED THAT NO LENDER (OTHER THAN THE AGENT AS THE ISSUER OF A LETTER OF CREDIT) SHALL BE LIABLE FOR THE PAYMENT OF ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM THE GROSS NEGLIGENCE WHETHER SOLE OR CONCURRENT OR WILLFUL MISCONDUCT OF THE AGENT AS THE ISSUER OF A LETTER OF CREDIT. THE AGREEMENTS IN THIS Section 2.2(D) SHALL SURVIVE THE PAYMENT AND PERFORMANCE OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.

          2.3 USE OF LOAN PROCEEDS AND LETTERS OF CREDIT. (a) Proceeds of all Loans shall be used to refinance the existing debt with Bank of Oklahoma, for general corporate purposes of the Borrower, including, without limitation, costs of acquiring, exploring on and developing Oil and Gas Properties and general working capital needs; and

              (b) Letters of Credit shall be used solely for general corporate purposes of the Borrower; provided, however, no Letter of Credit may be used in lieu or in support of stay or appeal bonds.

          2.4 INTEREST. Subject to the terms of this Agreement (including, without limitation, Section 2.19), interest on the Loans shall accrue and be payable at a rate per annum equal to the Floating Rate for each Floating Rate Loan and the Adjusted LIBO Rate for each LIBO Rate Loan. Interest on all Floating Rate Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) during the period for which payable. Interest on all LIBO Rate Loans shall be computed on the basis of a year of 360 days, and actual days elapsed (including the first day but excluding the last day) during the period for which payable. Notwithstanding the foregoing, interest on past-due principal and, to the extent permitted by applicable law, past-due interest, shall accrue at the Default Rate, computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) during the period for which payable, and shall be payable upon demand by the Lenders at any time as to all or any portion of such interest. In the event that the Borrower fails to select the duration of any Interest Period for any Fixed Rate Loan within the time period and otherwise as provided herein, such Loan (if outstanding as a Fixed Rate Loan) will be automatically converted into a Floating Rate Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a Floating Rate Loan) will remain as, or (if not then outstanding) will be made as, a Floating Rate Loan. Interest provided for herein shall be calculated on unpaid sums actually advanced and outstanding pursuant to the terms of this Agreement and only for the period from the date or dates of such advances until repayment.

          2.5 REPAYMENT OF LOANS AND INTEREST. Accrued and unpaid interest on each outstanding Floating Rate Loan shall be due and payable monthly commencing on the first day of May, 1998, and continuing on the first day of each calendar month thereafter while any Floating Rate Loan remains outstanding, the payment in each instance to be the amount of interest which has accrued and remains unpaid in respect of the relevant Loan. Accrued and unpaid interest on each outstanding Fixed Rate Loan shall be due and payable on the last day of the Interest Period for such Fixed Rate Loan and, in the case of any Interest Period in excess of three months, on the day of the third calendar month following the commencement of such Interest Period corresponding to the day of the calendar month on which such Interest Period commenced, the payment in each instance to be the amount of interest which has accrued and remains unpaid in respect of the relevant Loan. The Loan Balance, together with all accrued and unpaid interest thereon, shall be due and payable at Final Maturity. At the time of making each payment hereunder or under the Notes, the Borrower shall specify to the Agent the Loans or other amounts payable by the Borrower hereunder to which such payment is to be applied. In the event the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Agent may apply such payment as it may elect in its sole discretion.

          2.6 OUTSTANDING AMOUNTS. The Loan Balance reflected by the notations by the Lenders on their records shall be deemed rebuttably presumptive evidence of the Loan Balance. The liability for payment of principal and interest evidenced by the Notes shall be limited to principal amounts actually advanced and outstanding pursuant to this Agreement and interest on such amounts calculated in accordance with this Agreement.

          2.7 TIME, PLACE, AND METHOD OF PAYMENTS. All payments required pursuant to this Agreement or the Notes shall be made in lawful money of the United States of America and in immediately available funds, shall be deemed received by the Lenders on the next Business Day following receipt if such receipt is after 2:00 p.m., Central Standard or Daylight Savings Time, as the case may be, on any Business Day, and shall be made to the Agent at the Principal Office. Except as provided to the contrary herein, if the due date of any payment hereunder or under the Notes would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

          2.8 PRO RATA TREATMENT; ADJUSTMENTS. Except to the extent otherwise expressly provided herein, (i) each borrowing made pursuant to this Agreement shall be from the Lenders pro rata in accordance with their Percentage Shares, (ii) each payment by the Borrower of Commitment Fees shall be made for the account of the Lenders pro rata in accordance with their respective Percentage Shares, (iii) Facility Fees and Letter of Credit Fees shall be made for the account of the Lenders in accordance with each Lender's Percentage Share of any increase in the Commitment Amount or any Letter of Credit issued, (iv) each payment of principal of Loans shall be made for the account of the Lenders pro rata in accordance with their respective Percentage Shares of the Loan Balance, and (v) each payment of interest on Loans shall be made for the account of the Lenders pro rata in accordance with their Percentage Shares of the aggregate amount of interest due and payable to the Lenders.

          (b) The Agent shall distribute all payments with respect to the Obligations to the Lenders promptly upon receipt in like funds as received. In the event that any payments made hereunder by the Borrower at any particular time are insufficient to satisfy in full the Obligations due and payable at such time, such payments shall be applied (a) first, to fees and expenses due pursuant to the terms of this Agreement or any other Loan Document, (b) second, to accrued interest, (c) third, to the Loan Balance, and (d) last, to any other Obligations.

          (c) If any Lender (for purposes of this Section, a "benefitted Lender") shall at any time receive any payment of all or part of its portion of the Obligations, or receive any Collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Sections 7.1(f) or 7.1(g), or otherwise) in an amount greater than such Lender was entitled to receive pursuant to the terms hereof, such benefitted Lender shall purchase for cash from the other Lenders such portion of the Obligations of such other Lenders or shall provide such other Lenders with the benefits of any such Collateral or the proceeds thereof as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such Collateral or proceeds with each of the Lenders according to the terms hereof. If all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded and the purchase price and benefits returned by such Lender, to the extent of such recovery, but without interest. The Borrower agrees that each such Lender so purchasing a portion of the Obligations of another Lender may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. If any Lender ever receives, by voluntary payment, exercise of rights of set-off or banker's lien, counterclaim, cross-action or otherwise, any funds of the Borrower to be applied to the Obligations, or receives any proceeds by realization on or with respect to any Collateral, all such funds and proceeds shall be immediately forwarded to the Agent for distribution in accordance with the terms of this Agreement.

          2.9 BORROWING BASE DETERMINATIONS. (a) The Borrowing Base as of the Closing Date is acknowledged by the Borrower and the Lenders to be $29,000,000 and shall reduce to a level of $27,500,000 within ten days of the Closing Date. Commencing on May 1, 1998, and continuing thereafter on the first day of each calendar month until the earlier of the date such amount is redetermined or the Commitment Termination Date, the Scheduled Reduction Amount shall be $275,000.

          (b) The Borrowing Base and the Scheduled Reduction Amount shall be redetermined semi-annually by unanimous consent of the Lenders beginning October 1, 1998, on the basis of information supplied by the Borrower in compliance with the provisions of this Agreement, including, without limitation, Reserve Reports, and all other information available to the Lenders. In addition, the Lenders shall, in the normal course of business following a request of the Borrower, redetermine the Borrowing Base; provided, however, the Lenders shall not be obligated to respond to more than four such requests during any calendar year, and in no event shall the Lenders be required to redetermine the Borrowing Base more than twice in any three-month period, including, without limitation, each scheduled semi-annual redetermination provided for above. Notwithstanding the foregoing, the Lenders may at their discretion and by unanimous consent redetermine the Borrowing Base and the Scheduled Reduction Amount at any time and from time to time.

          (c) Upon each determination of the Borrowing Base and the Scheduled Reduction Amount by the Lenders, the Agent shall notify the Borrower orally (confirming such notice promptly in writing) of such determination, and the Borrowing Base and the Scheduled Reduction Amount shall become effective upon such written notification and shall remain in effect until the next subsequent determination of the Borrowing Base. Upon request, Agent will furnish detailed information as to the determination of the Borrowing Base.

          (d) The Borrowing Base shall represent the determination by the Lenders, in accordance with the applicable definitions and provisions herein contained and their customary lending practices for loans of this nature, of the value, for loan purposes, of the Mortgaged Properties, plus certain other Oil and Gas Properties to be determined in sole discretion of the Lenders subject, in the case of any increase in the Borrowing Base, to the credit approval process of the Lenders. Furthermore, the Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is acknowledged by the Borrower to be essential for the adequate protection of the Lenders. The Borrowing Base shall be determined in the sole discretion of the Lenders by using the Lenders' then current engineering and credit standards.

          2.10 MANDATORY PREPAYMENTS. If at any time the sum of the Loan Balance and the L/C Exposure exceeds the Borrowing Base then in effect, the Borrower shall, within 60 days of notice from the Agent of such occurrence,
(a) prepay, or make arrangements acceptable to the Lenders for the prepayment of, the amount of such excess for application on the Loan Balance, (b) provide additional Collateral, of character and value satisfactory to the Lenders in their sole discretion, to secure the amount of such excess by the execution and delivery to the Agent for the benefit of the Lenders of Security Instruments in form and substance satisfactory to the Agent, or (c) effect any combination of the alternatives described in clauses (a) and (b) of this Section and acceptable to the Lenders in their sole discretion. In the event that a mandatory prepayment is required under this Section and the Loan Balance is less than the amount required to be prepaid, the Borrower shall repay the entire Loan Balance and, in accordance with the provisions of the relevant Letter of Credit Applications executed by the Borrower or otherwise to the satisfaction of the Lenders, deposit with the Agent for the benefit of the Lenders, as additional collateral securing the Obligations, an amount of cash, in immediately available funds, equal to the L/C Exposure minus the lesser of the aggregate Commitment Amounts or the Borrowing Base. The cash deposited with the Agent for the benefit of the Lenders in satisfaction of the requirement provided in this Section may be invested, at the sole discretion of the Lenders and then only at the express direction of the Borrower as to investment vehicle and maturity (which shall be no later than the latest expiry date of any then outstanding Letter of Credit), for the account of the Borrower in cash or cash equivalent investments offered by or through the Agent.

          2.11 VOLUNTARY PREPAYMENTS AND CONVERSIONS OF LOANS. Subject to applicable provisions of this Agreement, the Borrower shall have the right at any time or from time to time to prepay Loans without penalty and to convert Loans of one type or with one Interest Period into Loans of another type or with a different Interest Period; provided, however, that (a) the Borrower shall give the Agent notice of each such prepayment or conversion of all or any portion of a Fixed Rate Loan no less than two Business Days prior to prepayment or conversion, (b) any Fixed Rate Loan may be prepaid or converted only on the last day of an Interest Period for such Loan, (c) the Borrower shall pay all accrued and unpaid interest on the amounts prepaid or converted, and (d) no such prepayment or conversion shall serve to postpone the repayment when due of any Obligation.

          2.12 COMMITMENT FEE. In addition to interest on the Notes as provided herein and other fees payable hereunder and to compensate the Lenders for maintaining funds available, the Borrower shall pay to the Agent, for the account of the Lenders, in immediately available funds, on the first day of April, 1998, and on the first day of each third calendar month thereafter during the Commitment Period and on the Commitment Termination Date, a fee in the amount per annum as set forth below, calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day), on the average daily amount of the Available Commitment during the preceding quarterly period as follows:


          Borrowing Base
           Utilization                 Commitment Fee
         -------------------------------------------------------
         greater than 50%            one-half percent (1/2%)
           of Borrowing Base

         less than or equal to 50%   three-eighths percent (3/8%)
           of Borrowing Base

         The Borrowing Base Utilization and the corresponding Commitment Fee shall be set at the close of each calendar quarter for the next such quarter.

          2.13 FACILITY FEE. In addition to interest on the Notes as provided herein and other fees payable hereunder and to compensate the Lenders for the costs of the extension of credit hereunder, the Borrower shall pay to the Agent for the account of the Lenders, in immediately available funds, an initial facility fee in the amount of $108,750. Such fee shall be paid on the Closing Date to the Agent for the benefit of the Lenders as of the Closing Date. In addition, the Borrower shall pay to the Agent for the account of the Lenders three-eighths percent (3/8%) on any future increase in the Borrowing Base within five days of written notice.

          2.14 ENGINEERING FEE. In addition to the interest on the Notes as provided herein and other fees payable hereunder and to compensate the Agent for costs of evaluating the Mortgaged Properties and reviewing the Reserve Reports, the Borrower shall pay to the Agent, in immediately available funds, an engineering fee of $5,000 per each semi-annual Borrowing Base review and to the Agent for the benefit of the Lenders other than the Agent, an engineering fee of $2,500 per each semi-annual Borrowing Base review. The Borrower shall pay to the Agent an engineering fee of $2,500 per each interim Borrowing Base review and to the Agent for the benefit of the Lenders other than the Agent, an engineering fee of $1,250 per each interim Borrowing Base review.

          2.15 LETTER OF CREDIT FEE. In addition to interest on the Notes as provided herein and Commitment Fees and Facility Fees payable hereunder, the Borrower agrees to pay to the Agent, for the account of the Lenders, on the date of issuance or renewal of each Letter of Credit, a fee equal to the greater of (a) $500 or (b) one and one-half percent (1 1/2%) per annum calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day), on the face amount of such Letter of Credit and for the period for which such Letter of Credit is issued or renewed; provided, however, in the event such Letter of Credit is canceled prior to its original expiry date or a payment is made by the Agent for the account of the Lenders with respect to such Letter of Credit, the Agent and the Lenders shall, within 30 days after such cancellation or the making of such payment, rebate to the Borrower the unearned portion of any such fee. The Borrower also agrees to pay on demand to the Agent, for its own account as the issuer of the Letters of Credit, its reasonable customary letter of credit transactional fees, including, without limitation, amendment fees, payable with respect to each Letter of Credit.

          2.16 AGENCY FEE. The Borrower shall pay to the Agent, for its own account, all fees owing or which may become owing under the Agency Fee Letter as provided therein.

         2.17 LOANS TO SATISFY OBLIGATIONS OF BORROWER. The Lenders may, by unanimous consent, but shall not be obligated to, make Loans for the benefit of the Borrower and apply proceeds thereof to the satisfaction of any condition, warranty, representation, or covenant of the Borrower contained in this Agreement or any other Loan Document. Any such Loan shall be evidenced by the Notes and shall be made as a Floating Rate Loan.

          2.18 SECURITY INTEREST IN ACCOUNTS; RIGHT OF OFFSET. As security for the payment and performance of the Obligations, the Borrower hereby transfers, assigns, and pledges to the Agent, for the benefit of the Lenders, and grants to the Agent, for the benefit of the Lenders, a security interest in all funds of the Borrower now or hereafter or from time to time on deposit with the Agent or any Lender, with such interest of the Lenders to be retransferred, reassigned, and/or released by the Agent and each Lender, as the case may be, at the expense of the Borrower upon payment in full and complete performance by the Borrower of all Obligations. All remedies as secured party or assignee of such funds shall be exercisable by the Agent and each Lender upon the occurrence of any Event of Default, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof. Furthermore, the Borrower hereby grants to the Agent and each Lender the right, exercisable at such time as any Obligation shall mature, whether by acceleration of maturity or otherwise, of offset or banker's lien against all funds of the Borrower now or hereafter or from time to time on deposit with the Agent and each Lender, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof.

          2.19 GENERAL PROVISIONS RELATING TO INTEREST. It is the intention of the parties hereto to comply strictly with the usury laws of the State of Texas to the extent applicable to each Lender and the United States of America. In this connection, there shall never be collected, charged, or received on the sums advanced hereunder interest in excess of that which would accrue at the Highest Lawful Rate. For purposes of Tex. Fin. Code Ann.
Section 303.301 (Vernon 1998), the Borrower agrees that the Highest Lawful Rate shall be the "indicated (weekly) rate ceiling" as defined in such Article, provided that the Agent and the Lenders may also rely, to the extent permitted by applicable laws of the State of Texas or the United States of America, on alternative maximum rates of interest under other laws of the State of Texas or other states or the United States of America applicable to the Agent and/or such Lender, if greater.

          (b) Notwithstanding anything herein or in the Notes to the contrary, during any Limitation Period, the interest rate to be charged on amounts evidenced by the Notes shall be the Highest Lawful Rate, and the obligation, if any, of the Borrower for the payment of fees or other charges deemed to be interest under applicable law shall be suspended. During any period or periods of time following a Limitation Period, to the extent permitted by applicable laws of the State of

Texas or other states or the United States of America, the interest rate to be charged hereunder shall remain at the Highest Lawful Rate until such time as there has been paid to the Agent for the account of each Lender (i) the amount of interest in excess of that accruing at the Highest Lawful Rate that the Agent and the Lenders would have received during the Limitation Period had the interest rate remained at the otherwise applicable rate, and (ii) all interest and fees otherwise payable to the Agent and the Lenders but for the effect of such Limitation Period.

          (c) If, under any circumstances, the aggregate amounts paid on the Notes or under this Agreement or any other Loan Document include amounts which by law are deemed interest and which would exceed the amount permitted if the Highest Lawful Rate were in effect, the Borrower stipulates that such payment and collection will have been and will be deemed to have been, to the greatest extent permitted by applicable laws of the State of Texas any other applicable states' laws or the United States of America, the result of mathematical error on the part of the Borrower and the Agent and the Lenders; and the Agent and the Lenders shall promptly refund the amount of such excess (to the extent only of such interest payments in excess of that which would have accrued and been payable on the basis of the Highest Lawful Rate) upon discovery of such error by the Agent and the Lenders or notice thereof from the Borrower. In the event that the maturity of any Obligation is accelerated, by reason of an election by the Agent and the Lenders or otherwise, or in the event of any required or permitted prepayment, then the consideration constituting interest under applicable laws may never exceed the Highest Lawful Rate; and excess amounts paid which by law are deemed interest, if any, shall be credited by the Lenders on the principal amount of the Obligations, or if the principal amount of the Obligations shall have been paid in full, refunded to the Borrower.

          (d) All sums paid, or agreed to be paid, to the Agent and the Lenders for the use, forbearance and detention of the proceeds of any advance hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term hereof until paid in full so that the actual rate of interest is uniform but does not exceed the Highest Lawful Rate throughout the full term hereof.

          2.20 YIELD PROTECTION. (a) Without limiting the effect of the other provisions of this Section (but without duplication), the Borrower shall pay to the Agent and each Lender from time to time upon written request such amounts as the Agent and such Lender may determine are necessary to compensate it for any Additional Costs incurred by the Agent and such Lender.


          (b) Without limiting the effect of the other provisions of this Section (but without duplication), the Borrower shall pay to each Lender from time to time upon written request such amounts as each Lender may determine are necessary to compensate each Lender for any reasonable costs attributable to the maintenance by each Lender (or any Applicable Lending Office), pursuant to any Regulatory Change, of capital in respect of the Commitment, such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of each Lender (or any Applicable Lending Office) to a level below that which each Lender (or any Applicable Lending Office) could have achieved but for such Regulatory Change.

          (c) Without limiting the effect of the other provisions of this Section (but without duplication), the Borrower shall pay to each Lender the reasonable administrative and re-employment costs customarily charged by Lenders as a result of:

              (i) any payment, prepayment, or conversion by the Borrower of a Fixed Rate Loan on a date other than the last day of an Interest Period for such Loan; or

             (ii) any failure by the Borrower to borrow a Fixed Rate Loan from the Lenders on the date for such borrowing specified in the relevant Borrowing Request;

such compensation to include, without limitation, with respect to any LIBO Rate Loan, an amount equal to the excess, if any and only to the extent actually incurred by such Lender, of (A) the amount of interest which would have accrued on the principal amount so paid, prepaid, converted, or not borrowed for the period from the date of such payment, prepayment, conversion, or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure to borrow) at the applicable rate of interest for such Loan provided for herein over (B) the interest component (as reasonably determined by the Lenders) of the amount (as reasonably determined by the Agent and such Lender) the Agent and such Lender would have bid in the London interbank market for Dollar deposits of amounts comparable to such principal amount and maturities comparable to such period.

          (d) Determinations by the Agent and any Lender for purposes of this Section of the effect of any Regulatory Change on capital maintained, their costs or rate of return, maintaining Loans, their obligation to make Loans or on amounts receivable by it in respect of Loans or such obligations, and the additional amounts required to compensate the Agent and the Lenders under this Section shall be conclusive, absent manifest error, provided that such determinations are made on a reasonable basis. The Agent or such Lender shall furnish the Borrower with a certificate setting forth in reasonable detail the basis and amount of increased costs incurred or reduced amounts receivable as a result of any such event, and the statements set forth therein shall be conclusive, absent manifest error. The Agent or such Lender shall (i) notify the Borrower, as promptly as practicable after any Lender obtains knowledge of any Additional Costs or other sums payable pursuant to this Section and determine to request compensation therefor, of any event occurring after the Closing Date which will entitle the Agent and such Lender to compensation pursuant to this Section; provided that the Borrower shall not be obligated for the payment of any Additional Costs or other sums payable pursuant to this Section to the extent such Additional Costs or other sums accrued more than 30 days prior to the date upon which the Borrower was given such notice; and (ii) designate a different Applicable Lending Office for the Loans of the Lenders affected by such event if such designation will avoid the need for or reduce the amount of such compensation. If the Agent or any Lender requests compensation from the Borrower under this Section, the Borrower may, by notice to the Agent and any Lender, require that the Loans by the Lenders of the type with respect to which such compensation is requested be converted into Floating Rate Loans in accordance with Section 2.11. Any compensation requested by the Lenders pursuant to this Section shall be due and payable to the Lenders within five days of delivery of any such notice by the Lenders to the Borrower.

          (e) Each Lender agrees that it shall not request, and the Borrower shall not be obligated to pay, any Additional Costs or other sums payable pursuant to this Section unless similar additional costs and other sums payable are also generally assessed by the Lenders against other customers of such Lenders similarly situated where such customers are subject to documents providing for such assessment.

          2.21 LIMITATION ON TYPES OF LOANS. Anything herein to the contrary notwithstanding, no more than six separate Loans shall be outstanding at any one time, with, for purposes of this Section, all Floating Rate Loans constituting one Loan and all LIBO Rate Loans for the same Interest Period constituting one Loan. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any interest rate for any LIBO Rate Loan for any Interest Period therefor:

              (a) the Agent determines (which determination shall be conclusive) that quotations of interest rates for the deposits referred to in the definition of "LIBO Rate" in Section are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Loan as provided in this Agreement; or

              (b) the Agent determines (which determination shall be conclusive) that the rates of interest referred to in the definition of "LIBO Rate" in Section upon the basis of which the rate of interest for such Loan for such Interest Period is to be determined does not accurately reflect the cost to the Lenders of making or maintaining such Loan for such Interest Period, then the Agent shall give the Borrower prompt notice thereof; and so long as such condition remains in effect, the Lenders shall be under no obligation to make LIBO Rate Loans or to convert Loans of any other type into LIBO Rate Loans, and the Borrower shall, on the last day of the then current Interest Period for each outstanding LIBO Rate Loan, either prepay such LIBO Rate Loan or convert such Loan into another type of Loan in accordance with Section 2.11. Before giving such notice pursuant to this Section, the Agent will designate a different available Applicable Lending Office for LIBO Rate Loans or take such other action as the Borrower may request if such designation or action will avoid the need to suspend the obligation of the Lenders to make LIBO
Rate Loans hereunder and will not, in the opinion of any Lender, be disadvantageous to the Lenders.

          2.22 ILLEGALITY. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to (a) honor its obligation to make any type of Fixed Rate Loans hereunder, or (b) maintain any type of Fixed Rate

Loans hereunder, then such Lender shall promptly notify the Agent and the Borrower thereof; and the obligation of such Lender hereunder to make such type of Fixed Rate Loans and to convert other types of Loans into Fixed Rate Loans of such type shall be suspended until such time as such Lender may again make and maintain Fixed Rate Loans of such type, and the outstanding Fixed Rate Loans of such type shall be converted into Floating Rate Loans in accordance with Section 2.11. Before giving such notice pursuant to this Section, such Lender will designate a different available Applicable Lending Office for Fixed Rate Loans or take such other action as the Borrower may request if such designation or action will avoid the need to suspend the obligation of the Lenders to make Fixed Rate Loans and will not, in the opinion of any Lender, be disadvantageous to the Lenders.

          2.23 REGULATORY CHANGE. In the event that by reason of any Regulatory Change, any Lender (a) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender which includes deposits by reference to which the interest rate on any Fixed Rate Loan is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender which includes any Fixed Rate Loan, or (b) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, at the election of such Lender with notice to the Agent and the Borrower, the obligation of the Lenders to make such Fixed Rate Loans and to convert Floating Rate Loans into such Fixed Rate Loans shall be suspended until such time as such Regulatory Change ceases to be in effect, and all such outstanding Fixed Rate Loans shall be converted into Floating Rate Loans in accordance with Section 2.11.

          2.24 LIMITATIONS ON INTEREST PERIODS. Each Interest Period selected by the Borrower (a) which commences on the last Business Day of a calendar month (or, with respect to any LIBO Rate Loan, any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month, (b) which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day), (c) which would otherwise commence before and end after Final Maturity shall end on Final Maturity, and (d) shall have a duration of not less than one month, as to any LIBO Rate Loan, and, if any Interest Period would otherwise be a shorter period, the relevant Loan shall be a Floating Rate Loan during such period.

          2.25 LETTERS IN LIEU OF TRANSFER ORDERS. The Agent agrees that none of the letters in lieu of transfer or division orders provided by the Borrower pursuant to Section 3.1(f)(v) or Section will be sent to the addressees thereof prior to the occurrence of an Event of Default, at which time the Agent may, at its option and in addition to the exercise of any of its other rights and remedies, send any or all of such letters.

          2.26 POWER OF ATTORNEY. The Borrower hereby designates the Agent as its agent and attorney-in-fact, to act in its name, place, and stead for the purpose of completing and, upon the occurrence of an Event of Default, delivering any and all of the letters in lieu of transfer orders delivered by the Borrower to the Agent pursuant to Section 3.1(f)(v) or
Section 5.7, including, without limitation, completing any blanks contained in such letters and attaching exhibits thereto describing the relevant Collateral. The Borrower hereby ratifies and confirms all that the Agent shall lawfully do or cause to be done by virtue of this power of attorney and the rights granted with respect to such power of attorney. This power of attorney is coupled with the interests of the Agent in the Collateral, shall commence and be in full force and effect as of the Closing Date and shall remain in full force and effect and shall be irrevocable so long as any Obligation remains outstanding or unpaid or any Commitment exists. The powers conferred on the Agent by this appointment are solely to protect the interests of the Agent and the Lenders under the Loan Documents and shall not impose any duty upon the Agent to exercise any such powers. The Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and shall not be responsible to the Borrower or any other Person for any act or failure to act with respect to such powers, except for gross negligence or willful misconduct.

                                      ARTICLE III

                                      CONDITIONS

          The obligations of the Lenders to enter into this Agreement and to make Loans or participate in the issuance of Letters of Credit are subject to the satisfaction of the following conditions precedent:

          3.1 RECEIPT OF LOAN DOCUMENTS AND OTHER ITEMS. The Lenders shall have no obligation under this Agreement unless and until all matters incident to the consummation of the transactions contemplated herein, including, without limitation, the review by the Agent or its counsel of the title of the Borrower shall be satisfactory to the Agent, and the Agent shall have received, reviewed, and approved the following documents and other items, appropriately executed when necessary and, where applicable, acknowledged by one or more authorized officers of the Borrower all in form and substance satisfactory to the Agent and dated, where applicable, of even date herewith or a date prior thereto and acceptable to the Agent:

          (a) multiple counterparts of this Agreement as requested by the Lenders;

          (b) the Note or Notes;

          (c) copies of the Certificate of Incorporation and all amendments thereto and the bylaws and all amendments thereto of the Borrower accompanied by a certificate issued by the secretary or an assistant secretary of the Borrower as the case may be, to the effect that each such copy is correct and complete;

          (d) a certificate of incumbency and signatures of all officers of the Borrower who are authorized to execute Loan Documents on behalf of the Borrower, each such certificate being executed by the secretary or an assistant secretary of the Borrower;

          (e) copies of corporate resolutions approving the Loan Documents and authorizing the transactions contemplated herein and therein, duly adopted by the boards of directors of the Borrower accompanied by a certificate of the secretary or an assistant secretary of the Borrower to the effect that such copies are true and correct copies of resolutions duly adopted at a meeting or by unanimous consent of the board of directors of the Borrower and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified, or revoked in any respect, and are in full force and effect as of the date of such certificate;

          (f) multiple counterparts, as requested by the Lenders, of the following Security Instruments creating, evidencing, perfecting, and otherwise establishing Liens in favor of the Agent for the benefit of the Lenders in and to the Collateral as security for the Obligations of the Borrower or any Subsidiary or other Affiliate of the Borrower owing to the Agent or any Lender or any branch, Subsidiary or other Affiliate of the Agent or any Lender:

               (i) Assignment of Note and Liens from Bank of
           Oklahoma, National Association covering Oil and Gas Properties of Middle Bay;

              (ii) Ratification of and Amendment to Mortgage, Deed of Trust, Indenture, Security Agreement, Assignment of Production, and Financing Statement from Middle Bay to or for the benefit of the Agent covering the Oil and Gas Properties of Middle Bay and all improvements, personal property, and fixtures related thereto;

             (iii) Mortgage, Deed of Trust, Indenture, Security
           Agreement, Assignment of Production, and Financing Statement from the Borrower to or for the benefit of the Agent covering certain Oil and Gas Properties of Middle Bay and Enex designated by the Agent and all improvements, personal property, and fixtures related thereto;

              (iv) Financing Statements from Middle Bay and Enex, as debtors, in favor of the Agent, as secured party, constituent to the instruments described in clause (ii) or clause (iii) above;

                (v) abundated letters, in form and substance satisfactory to the Agent, from Middle Bay and Enex to each purchaser of production and disburser of the proceeds of production from or attributable to the Mortgaged Properties, together with additional letters with the addressees left blank, authorizing and directing the addressees to make future payments attributable to production from the Mortgaged Properties directly to the Agent;

               (vi) Security Agreement (Stock Pledge) by Middle Bay in favor of the Agent and covering 1,064,432 shares, equal to approximately 79% of the shares of the common stock of Enex;

          (g) unaudited Financial Statements of the Borrower as of September 30, 1997;

          (h) certificates dated as of a recent date from the Secretary of State or other appropriate Governmental Authority evidencing the existence or qualification and good standing of the Borrower in its jurisdiction of incorporation and in any other jurisdiction in which it conducts business;

          (i) results of searches of the UCC Records of the Secretary of State of the States of Alabama, Arkansas, Kansas, Louisiana, Michigan, Mississippi, New Mexico, Oklahoma, Texas, and Wyoming from a source acceptable to the Agent and reflecting no Liens, other than Permitted Liens, against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement;

          (j) confirmation, acceptable to the Agent, of the title of the Borrower to the Mortgaged Properties, free and clear of Liens other than Permitted Liens;

          (k) copies of all operating, lease, sublease, royalty, sales, exchange, processing, farmout, bidding, pooling, unitization, communitization, and other agreements relating to the Mortgaged Properties requested by the Agent;

          (l) engineering reports covering the Mortgaged Properties;

          (m) the opinion of Thrasher, Whitley, Hampton & Morgan, counsel to the Borrower, substantially in the form attached hereto as Exhibit V, with such changes thereto as may be approved by the Agent;

          (n) certificates evidencing the insurance coverage required pursuant to Section 5.18, 5.19; and

          (o) such other agreements, documents, instruments, opinions, certificates, waivers, consents, and evidence as the Agent or any Lender may reasonably request.

          3.2 EACH LOAN. In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make any Loan unless:

         (a) the Borrower shall have delivered to the Agent a Borrowing Request at least the requisite time prior to the requested date for the relevant Loan, and each statement or certification made in such Borrowing Request shall be true and correct in all material respects on the requested date for such Loan;

         (b) no Event of Default or Default shall exist or will occur as a result of the making of the requested Loan;

         (c) if requested by the Agent or any Lender, the Borrower shall have delivered evidence satisfactory to the Agent or such Lender substantiating any of the matters contained in this Agreement which are necessary to enable the Borrower to qualify for such Loan;

         (d) the Agent shall have received, reviewed, and approved such additional documents and items as described in Section as may be requested by any Lender with respect to such Loan;

         (e) no event shall have occurred which, in the reasonable opinion of the Lenders, could have a Material Adverse Effect;

         (f) each of the representations and warranties contained in this Agreement shall be true and correct and shall be deemed to be repeated by the Borrower as if made on the requested date for such Loan;

         (g) the Security Instruments shall be in full force and effect and provide to the Lenders the security intended thereby;

         (h) neither the consummation of the transactions contemplated hereby nor the making of such Loan shall contravene, violate, or conflict with any Requirement of Law;

         (i) the Borrower shall hold full legal title to the Collateral pledged by such entities and be the sole beneficial owners thereof;

         (j) the Agent and/or each Lender shall have received payment of all Facility Fees, Letter of Credit Fees, and other fees payable to the Agent and/or each Lender hereunder and reimbursement from the Borrower, or special legal counsel for the Agent shall have received payment from the Borrower, for (i) all reasonable fees and expenses of counsel to the Agent for which the Borrower is responsible pursuant to applicable provisions of this Agreement and for which invoices have been presented as of or prior to the date of the relevant Loan, and (ii) estimated fees charged by filing officers and other public officials incurred or to be incurred in connection with the filing and recordation of any Security Instruments, for which invoices have been presented as of or prior to the date of the requested Loan; and

         (k) all matters incident to the consummation of the transactions hereby contemplated shall be satisfactory to the Agent and each Lender.

          3.3 EACH LETTER OF CREDIT. The obligation of the Agent, as the issuer of the Letters of Credit, to issue, renew, or extend any Letter of Credit is subject to the satisfaction of the following additional conditions precedent:

          (a) the Borrower shall have delivered to the Agent a written (or oral, confirmed promptly in writing) request for the issuance, renewal, or extension of a Letter of Credit at least two Business Days prior to the requested issuance, renewal, or extension date and a completed Letter of Credit Application at least two Business Days prior to the requested issuance date; and each statement or certification made in such Letter of Credit Application shall be true and correct in all material respects on the requested date for the issuance of such Letter of Credit;

          (b) no Default or Event of Default shall exist or will occur as a result of the issuance, renewal, or extension of such Letter of Credit; and

          (c) the terms, provisions, and beneficiary of the Letter of Credit or such renewal or extension shall be satisfactory to the Agent, as the issuer of the Letters of Credit, in its sole discretion.

                                ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES

                  To induce the Agent and the Lenders to enter into this Agreement and to make the Loans and issue, or participate in the issuance of, Letters of Credit, the Borrower represents and warrants to the Agent and the Lenders (which representations and warranties shall survive the delivery of the Notes) that:

                   4.1 DUE AUTHORIZATION. The execution and delivery by the Borrower of this Agreement and the borrowings hereunder, the execution and delivery by the Borrower of the Notes, the repayment of the Notes and interest and fees provided for in the Notes and this Agreement, the execution and delivery of the Security Instruments by the Borrower and the performance of all obligations of the Borrower under the Loan Documents are within the power of the Borrower, have been duly authorized by all necessary corporate action by the Borrower, and do not and will not to our knowledge, (a) require the consent of any Governmental Authority, (b) contravene or conflict with any Requirement of Law, (c) contravene or conflict with any indenture, instrument, or other agreement to which the Borrower is a party or by which any Property of the Borrower may be presently bound or encumbered, or (d) result in or require the creation or imposition of any Lien in, upon or of any Property of the Borrower under any such indenture, instrument, or other agreement, other than the Loan Documents.

          4.2 CORPORATE EXISTENCE. The Borrower is a corporation duly organized, legally existing, and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and are in good standing in all jurisdictions wherein the ownership of Property or the operation of its business necessitates same, other than those jurisdictions wherein the failure to so qualify will not have a Material Adverse Effect.

          4.3 VALID AND BINDING OBLIGATIONS. All Loan Documents, when duly executed and delivered by the Borrower, will be the legal, valid, and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

          4.4 SECURITY INSTRUMENTS. The provisions of each Security Instrument are effective to create in favor of the Agent for the benefit of the Lenders, a legal, valid, and enforceable Lien in all right, title, and interest of the Borrower in the Collateral described therein, which Liens, assuming the accomplishment of recording and filing in accordance with applicable laws prior to the intervention of rights of other Persons, shall constitute fully perfected first-priority Liens on all right, title, and interest of the Borrower in the Collateral described therein. The Existing Liens, as assigned by BOK to the Agent for the benefit of the Lenders, continue to constitute good and valid first-priority Liens as of the original date of recordation thereof.

          4.5 TITLE TO ASSETS. The Borrower has good and defensible title to all of its Properties, free and clear of all Liens except Permitted Liens.

          4.6 SCOPE AND ACCURACY OF FINANCIAL STATEMENTS. The Financial Statements of the Borrower as of September 30, 1997, present fairly the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries in accordance with GAAP as at the relevant point in time or for the period indicated, as applicable. No event or circumstance has occurred since September 30, 1997, which could reasonably be expected to have a Material Adverse Effect.

          4.7 NO MATERIAL MISSTATEMENTS. To the knowledge of the Borrower, no information, exhibit, statement, or report furnished to the Lenders by or at the direction of the Borrower in connection with this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date made or deemed made.

          4.8 LIABILITIES, LITIGATION, AND RESTRICTIONS. Other than as reflected in the Financial Statements referred to in Section 4.6 or as listed on Schedule 4.8 attached hereto, the

Borrower has no liabilities, direct, or contingent, which may materially and adversely affect its business or operations or its ownership of the Collateral and no litigation or other action of any nature affecting the Borrower is pending before any Governmental Authority or, to the best knowledge of the Borrower, threatened against or affecting the Borrower which might reasonably be expected to result in any impairment of its ownership of any Collateral or have a Material Adverse Effect. No unusual or unduly burdensome restriction, restraint or hazard exists by contract, Requirement of Law, or otherwise relative to the business or operations of the Borrower or the ownership and operation of the Collateral other than such as relate generally to Persons engaged in business activities similar to those conducted by the Borrower.

          4.9 COMPLIANCE WITH LAWS. The Borrower and its Property, including, without limitation, the Mortgaged Property, are in compliance with all applicable Requirements of Law, including, without limitation, Environmental Laws, the Natural Gas Policy Act of 1978, as amended, and ERISA, except to the extent non-compliance with any such Requirements of Law could not reasonably be expected to have a Material Adverse Effect.

          4.10 ERISA. The Borrower does not maintain nor has it maintained any Plan. The Borrower does not currently contribute to or have any obligation to contribute to or otherwise have any liability with respect to any Plan.

          4.11 ENVIRONMENTAL LAWS. To the best knowledge and belief of the Borrower, except as would not have a Material Adverse Effect or as described on Schedule 4.11 attached hereto:

          (a) no Property of the Borrower is currently on or has ever been on, or is adjacent to any Property which is on or has ever been on, any federal or state list of Superfund Sites;

          (b) no Hazardous Substances have been generated, transported, and/or disposed of by the Borrower at a site which was, at the time of such generation, transportation, and/or disposal, or has since become, a Superfund Site;

          (c) except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, no Release of Hazardous Substances by the
      Borrower or from, affecting, or related to any Property of the Borrower or adjacent to any Property of the Borrower has occurred; and

          (d) no Environmental Complaint has been received by the Borrower.

          4.12 COMPLIANCE WITH FEDERAL RESERVE REGULATIONS. No transaction contemplated by the Loan Documents is in violation of any regulations promulgated by the Board of Governors of the Federal Reserve System, including, without limitation, Regulations G, T, U, or X.

          4.13 INVESTMENT COMPANY ACT COMPLIANCE. The Borrower is not, nor is the Borrower directly or indirectly controlled by or acting on behalf of any Person which is, an "investment company" or an "affiliated person" of an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          4.14 PUBLIC UTILITY HOLDING COMPANY ACT COMPLIANCE. The Borrower is not a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          4.15 PROPER FILING OF TAX RETURNS; PAYMENT OF TAXES DUE. The Borrower has duly and properly filed a United States income tax return and all other tax returns which are required to be filed and has paid all taxes due except such as are being contested in good faith and as to which adequate provisions and disclosures have been made. The respective charges and reserves on the books of the Borrower with respect to taxes and other governmental charges are adequate.

          4.16 REFUNDS. Except as described on Schedule 4.16 attached hereto, no orders of, proceedings pending before, or other requirements of the Minerals Management Service, Bureau of Land Management, the Federal Energy Regulatory Commission, the Texas Railroad Commission, or any Governmental Authority exist which could result in the Borrower being required to refund any material portion of the proceeds received or to be received from the sale of hydrocarbons constituting part of the Mortgaged Property.

          4.17 GAS CONTRACTS. Except as described on Schedule 4.17 attached hereto, the Borrower (a) is not obligated in any material respect by virtue of any prepayment made under any contract containing a "take-or-pay" or "prepayment" provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Mortgaged Property at some future date without receiving full payment therefor within 90 days of delivery, and
(b) has not produced gas, in any material amount, subject to, and neither the Borrower nor any of the Mortgaged Properties is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements or joint operating agreements, except as to such matters for which the Borrower has established monetary reserves adequate in amount to satisfy such obligations and have segregated such reserves from other accounts.

          4.18 INTELLECTUAL PROPERTY. The Borrower owns or is licensed to use all Intellectual Property necessary to conduct all business material to its condition (financial or otherwise), business, or operations as such business is currently conducted. No claim has been asserted or is pending by any Person with respect to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such Intellectual Property; and the Borrower knows of no valid basis for any such claim. The use of such Intellectual Property by the Borrower does not infringe on the rights of any Person, except for such claims and infringements as do not, in the aggregate, give rise to any material liability on the part of the Borrower.

          4.19 CASUALTIES OR TAKING OF PROPERTY. Except as disclosed on
Schedule 4.19 attached hereto, since September 30, 1997, neither the business nor any Property of the Borrower has been materially adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property, or cancellation of contracts, permits, or concessions by any Governmental Authority, riot, activities of armed forces, or acts of God.

          4.20 LOCATIONS OF BORROWER. The principal place of business and chief executive office of the Borrower is located at the address of the Borrower set forth in Section 9.3 or at such other location as the Borrower may have, by proper written notice hereunder, advised the Agent and the Lenders, provided that such other location is within a state in which appropriate financing statements from the Borrower in favor of the Agent have been filed.

          4.21 SUBSIDIARIES. The Borrower has no Subsidiaries other than as listed on Schedule 4.21 attached hereto.

                                ARTICLE V

                         AFFIRMATIVE COVENANTS

          So long as any Obligation remains outstanding or unpaid or any Commitment exists, the Borrower shall:

          5.1 MAINTENANCE AND ACCESS TO RECORDS. Keep adequate records, in accordance with GAAP, of all its transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined, and within two Business Days following the reasonable request of the Agent or any Lender, make such records available for inspection by the Agent or any Lender and, at the expense of the Borrower, allow the Agent or any Lender to make and take away copies thereof.

          5.2 QUARTERLY FINANCIAL STATEMENTS; COMPLIANCE CERTIFICATES. Deliver to the Agent and each Lender, (a) on or before the 45th day after the close of each of the first three quarterly periods of each fiscal year of the Borrower, a copy of the unaudited consolidated and consolidating Financial Statements of the Borrower and its consolidated Subsidiaries as at the close of such quarterly period and from the beginning of such fiscal year to the end of such period, such Financial Statements to be certified by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP consistently applied and as a fair presentation of the condition of the Borrower, subject to changes resulting from normal year-end audit adjustments, and (b) on or before the 45th day after the close of each fiscal quarter and on or before the 120th day after the close of each fiscal year, a Compliance Certificate and calculations of compliance with the financial covenants included therein.

          5.3 ANNUAL FINANCIAL STATEMENTS. (a) Deliver to the Agent and each Lender, on or before the 120th day after the close of each fiscal year of the Borrower, a copy of the annual audited consolidated and unaudited consolidating Financial Statements of the Borrower.

          5.4 OIL AND GAS RESERVE REPORTS. Deliver to the Agent and each Lender, no later than April 1 of each year during the term of this Agreement, engineering reports in form and substance satisfactory to the Agent and the Lenders, certified by any nationally- or regionally-recognized independent consulting petroleum engineers acceptable to the Agent and the Lenders as fairly and accurately setting forth (i) the proven and producing, shut-in, behind-pipe, and undeveloped oil and gas reserves (separately classified as such) attributable to the Oil and Gas Properties as of January 1 of the year for which such reserve reports are furnished, (ii) the aggregate present value of the future net income with respect to such Oil and Gas Properties, discounted at a stated per annum discount rate of proven and producing reserves, (iii) projections of the annual rate of production, gross income, and net income with respect to such proven and producing reserves, and (iv) information with respect to the "take-or-pay," "prepayment," and gas-balancing liabilities of the Borrower.

          (b) Deliver to the Agent and each Lender no later than October 1 of each year during the term of this Agreement, engineering reports in form and substance satisfactory to the Agent and the Lenders prepared by or under the supervision of the chief petroleum engineer of the Borrower evaluating the Oil and Gas Properties as of July 1 of the year for which such reserve reports are furnished and updating the information provided in the reports pursuant to Section 5.4(a).

          (c) Each of the reports provided pursuant to this Section shall be submitted to the Agent and each Lender together with additional data concerning pricing, quantities of production from the Oil and Gas Properties to be determined in sole discretion of the Agent and the Lenders, volumes of production sold, purchasers of production, gross revenues, expenses, and such other information and engineering and geological data with respect thereto as the Agent and the Lenders may reasonably request.

          5.5 TITLE OPINIONS; TITLE DEFECTS. For additions of Oil and Gas Properties after the Closing Date, promptly upon the request of the Agent or any Lender, furnish to the Agent title opinions, in form and substance and by counsel satisfactory to the Agent, or other confirmation of title acceptable to the Agent, covering a percentage of the present value, acceptable by the Agent in its sole discretion, of the Oil and Gas Properties of the Borrower, and promptly, but in any event within 60 days after notice by the Agent of any defect, material in the reasonable opinion of the Agent and the Lenders in value, in the title of the Borrower to any of its Oil and Gas Properties, cure such title defects, and, in the event any such title defects are not cured in a timely manner, pay all reasonable related costs and fees incurred by the Agent to do so. Provided, however, to the extent it is determined by the Lenders that such title defects cannot be cured or the Borrower so notifies the Lenders, the Lenders may reduce the Borrowing Base by the amount equal to the value of the Oil and Gas Property affected by such title defect.

          5.6 NOTICES OF CERTAIN EVENTS. Deliver to the Agent and each Lender, immediately upon having knowledge of the occurrence of any of the following events or circumstances, a written statement with respect thereto, signed by a Responsible Officer of the Borrower and setting forth the relevant event or circumstance and the steps being taken by the Borrower with respect to such event or circumstance:

          (a) any Default or Event of Default;

          (b) any default or event of default under any contractual obligation of the Borrower, or any litigation, investigation, or proceeding between the Borrower and any Governmental Authority which, in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

          (c) any litigation or proceeding involving the Borrower as a defendant or in which any Property of the Borrower is subject to a claim and in which the amount involved is $500,000 or more and which is not covered by insurance or in which injunctive or similar relief is sought;

          (d) the receipt by the Borrower of any material Environmental
      Complaint;

          (e) any actual, proposed, or threatened testing or other investigation by any Governmental Authority or other Person concerning the environmental condition of, or relating to, any Property of the Borrower or adjacent to any Property of the Borrower following any allegation of a violation of any Requirement of Law;

          (f) any Release of Hazardous Substances by the Borrower or from, affecting, or related to any Property of the Borrower or adjacent to any Property of the Borrower except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, or the violation of any Environmental Law, or the revocation, suspension, or forfeiture of or failure to renew, any permit, license, registration, approval, or authorization which could reasonably be expected to have a Material Adverse Effect;

          (g) upon request from the Agent, the change in identity or address of any Person remitting to the Borrower proceeds from the sale of hydrocarbon production from or attributable to any Mortgaged Property;

          (h) within two days of any change in the senior management of the Borrower; and

          (i) any other event or condition which could reasonably be expected to have a Material Adverse Effect.

          5.7 LETTERS IN LIEU OF TRANSFER ORDERS; DIVISION ORDERS. Promptly upon request by the Agent at any time and from time to time, execute such letters in lieu of transfer orders, in addition to the letters signed by the Borrower and delivered to the Agent in satisfaction of the condition set forth in Section 3.1 (f)(v) and/or division and/or transfer orders as are necessary or appropriate to transfer and deliver to the Agent proceeds from or attributable to any Mortgaged Property.

          5.8 ADDITIONAL INFORMATION. Furnish to the Agent and each Lender, promptly upon the request of the Agent or any Lender, such additional financial or other information concerning the assets, liabilities, operations, and transactions of the Borrower as the Agent or any Lender may from time to time reasonably request; and notify the Agent and each Lender not less than ten Business Days prior to the occurrence of any condition or event that may change the proper location for the filing of any financing statement or other public notice or recording for the purpose of perfecting a Lien in any Collateral, including, without limitation, any change in its name or the location of its principal place of business or chief executive office; and upon the request of the Agent or any Lender, execute such additional Security Instruments as may be necessary or appropriate in connection therewith.

          5.9 COMPLIANCE WITH LAWS. Comply with all applicable Requirements of Law, including, without limitation, (a) the Natural Gas Policy Act of 1978, as amended, (b) ERISA, (c) Environmental Laws, and (d) all permits, licenses, registrations, approvals, and authorizations issued to it or of which it has knowledge (i) related to any natural or environmental resource or media located on, above, within, in the vicinity of, related to or affected by any Property of the Borrower, (ii) required for the performance of the operations of the Borrower, or (iii) applicable to the use, generation, handling, storage, treatment, transport, or disposal of any Hazardous Substances; and instruct all employees, crew members, agents, contractors, subcontractors, and future lessees (pursuant to appropriate lease provisions) of the Borrower, while such Persons are acting within the scope of their relationship with the Borrower, to comply with all such Requirements of Law as may be necessary or appropriate to enable the Borrower to so comply.

          5.10 PAYMENT OF ASSESSMENTS AND CHARGES. Pay all taxes, assessments, governmental charges, rent, and other Indebtedness which, if unpaid, might become a Lien against the Property of the Borrower, except any of the foregoing being contested in good faith and as to which adequate reserve in accordance with GAAP has been established or unless failure to pay would not have a Material Adverse Effect.

          5.11 MAINTENANCE OF CORPORATE EXISTENCE AND GOOD STANDING. Maintain its corporate existence or qualification and good standing in its jurisdiction of incorporation and in all jurisdictions wherein the Property now owned or hereafter acquired or business now or hereafter conducted necessitates same, unless the failure to do so would not have a Material Adverse Effect.

          5.12 PAYMENT OF NOTES; PERFORMANCE OF OBLIGATIONS. Pay the Notes according to the reading, tenor, and effect thereof, as modified hereby, and do and perform every act and discharge all of its other Obligations. Each Borrower is jointly and severally liable for all Obligations.

          5.13 FURTHER ASSURANCES. Upon the Agent's written request, promptly cure any defects in the execution and delivery of any of the Loan Documents and all agreements contemplated thereby, and execute, acknowledge, and deliver such other assurances and instruments as shall, in the opinion of the Agent, be necessary to fulfill the terms of the Loan Documents.

          5.14 INITIAL FEES AND EXPENSES OF COUNSEL TO AGENT. Upon request by the Agent, promptly reimburse the Agent for all reasonable fees and expenses of Jackson Walker L.L.P., special counsel to the Agent, for which an invoice in reasonable detail has been provided, in connection with the preparation of this Agreement and all documentation contemplated hereby, the satisfaction of the conditions precedent set forth herein, the filing and recordation of Security Instruments, and the consummation of the transactions contemplated in this Agreement.

          5.15 SUBSEQUENT FEES AND EXPENSES OF AGENT AND LENDERS. Upon request by the Agent, promptly reimburse the Agent (to the fullest extent permitted by law) for all amounts reasonably expended, advanced, or incurred by or on behalf of the Agent to ratify, amend, restate, or prepare additional Loan Documents, as the case may be and for the filing and recordation of Security Instruments. Promptly reimburse the Agent and each Lender for all amounts reasonably expended, advanced, or incurred to satisfy any obligation of the Borrower under any of the Loan Documents; to collect the Obligations; to enforce the rights of the Agent and each Lender under any of the Loan Documents; and to protect the Properties or business of the Borrower, including, without limitation, the Collateral, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the Borrower by the Agent and each Lender and which amounts shall include, but not be limited to (a) all court costs, (b) reasonable attorneys' fees, (c) reasonable fees and expenses of auditors and accountants incurred to protect the interests of the Agent and each Lender, (d) fees and expenses incurred in connection with the participation by the Agent and each Lender as a member of the creditors' committee in a case commenced under any Insolvency Proceeding,
(e) fees and expenses incurred in connection with lifting the automatic stay prescribed in Section 362 Title 11 of the United States Code, and (f) fees and expenses incurred in connection with any action pursuant to Section 1129 Title 11 of the United States Code all reasonably incurred by the Agent and each Lender in connection with the collection of any sums due under the Loan Documents, together with interest at the per annum interest rate equal to the Floating Rate, calculated on a basis of a calendar year of 365 or 366 days, as the case may be, counting the actual number of days elapsed, on each such amount from the date of notification that the same was expended, advanced, or incurred by the Agent and each Lender until the date it is repaid to the Agent and each Lender, with the obligations under this Section surviving the non-assumption of this Agreement in a case commenced under any Insolvency Proceeding and being binding upon the Borrower and/or a trustee, receiver, custodian, or liquidator of the Borrower appointed in any such case.

          5.16 OPERATION OF OIL AND GAS PROPERTIES. Develop, maintain, and operate its Oil and Gas Properties in a prudent and workmanlike manner in accordance with industry standards.

          5.17 MAINTENANCE AND INSPECTION OF PROPERTIES. Maintain all of its tangible Properties in good repair and condition, ordinary wear and tear excepted; make all necessary replacements thereof and operate such Properties in a good and workmanlike manner; and permit on two Business Days prior notice any authorized representative of the Agent or any Lender to visit and inspect any tangible Property of the Borrower which is operated by the Borrower.

          5.18 MAINTENANCE OF INSURANCE. Maintain insurance with respect to its Properties and businesses against such liabilities, casualties, risks, and contingencies as is customary in the relevant industry and sufficient to prevent a Material Adverse Effect, all such insurance to be in amounts and from insurers acceptable to the Lenders and, within 60 days of the Closing Date for property damage insurance covering Collateral and business interruption insurance, if any, maintained by Borrower, naming the Agent as loss payee, and, upon any renewal of any such insurance and at other times upon request by the Agent or any Lender, furnish to the Agent or any Lender evidence, satisfactory to the Agent and each Lender of the maintenance of such insurance. The Agent shall have the right to collect, and the Borrower hereby assigns to the Agent for the benefit of the Lenders, any and all monies that may become payable under any policies of insurance relating to business interruption or by reason of damage, loss, or destruction of any of the Collateral. In the event of any damage, loss, or destruction for which insurance proceeds relating to business interruption or Collateral exceed $100,000, the Agent for the benefit of the Lenders may, at its option, apply all such sums or any part thereof received by it toward the payment of the Obligations, whether matured or unmatured, application to be made first to interest and then to principal, and shall deliver to the Borrower the balance, if any, after such application has been made. In the event of any such damage, loss, or destruction for which insurance proceeds are $100,000 or less, provided that no Default or Event of Default has occurred and is continuing, the Agent shall deliver any such proceeds received by it to the Borrower. In the event the Agent receives insurance proceeds not attributable to Collateral or business interruption, the Agent shall deliver any such proceeds to the Borrower.

          5.19 INDEMNIFICATION. INDEMNIFY AND HOLD THE AGENT AND EACH LENDER AND THEIR SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT, AND AFFILIATES AND EACH TRUSTEE FOR THE BENEFIT OF THE AGENT AND EACH LENDER UNDER ANY SECURITY INSTRUMENT HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES, CHARGES, ADMINISTRATIVE AND JUDICIAL PROCEEDINGS AND ORDERS, JUDGMENTS, REMEDIAL ACTIONS, REQUIREMENTS AND ENFORCEMENT ACTIONS OF ANY KIND, AND ALL COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH (INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES AND EXPENSES), ARISING DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, FROM (A) THE PRESENCE OF ANY HAZARDOUS SUBSTANCES ON, UNDER, OR FROM ANY PROPERTY OF THE BORROWER, WHETHER PRIOR TO OR DURING THE TERM HEREOF, (B) ANY ACTIVITY CARRIED ON OR UNDERTAKEN ON OR OFF ANY PROPERTY OF THE BORROWER, , WHETHER PRIOR TO OR DURING THE TERM HEREOF, AND WHETHER BY THE BORROWER OR ANY PREDECESSOR IN TITLE,

EMPLOYEE, AGENT, CONTRACTOR, OR SUBCONTRACTOR OF THE BORROWER OR ANY OTHER PERSON AT ANY TIME OCCUPYING OR PRESENT ON SUCH PROPERTY, IN CONNECTION WITH THE HANDLING, TREATMENT, REMOVAL, STORAGE, DECONTAMINATION, CLEANUP, TRANSPORTATION, OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES AT ANY TIME LOCATED OR PRESENT ON OR UNDER SUCH PROPERTY, (C) ANY RESIDUAL CONTAMINATION ON OR UNDER ANY PROPERTY OF THE BORROWER, (D) ANY CONTAMINATION OF ANY PROPERTY OR NATURAL RESOURCES ARISING IN CONNECTION WITH THE GENERATION, USE, HANDLING, STORAGE, TRANSPORTATION OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES BY THE BORROWER OR ANY EMPLOYEE, AGENT, CONTRACTOR, OR SUBCONTRACTOR OF THE BORROWER WHILE SUCH PERSONS ARE ACTING WITHIN THE SCOPE OF THEIR RELATIONSHIP WITH THE BORROWER, IRRESPECTIVE OF WHETHER ANY OF SUCH ACTIVITIES WERE OR WILL BE UNDERTAKEN IN ACCORDANCE WITH APPLICABLE REQUIREMENTS OF LAW, OR (E) THE PERFORMANCE OF ANY LOAN DOCUMENT, ANY ALLEGATION BY ANY BENEFICIARY OF A LETTER OF CREDIT OF A WRONGFUL DISHONOR BY THE AGENT OR ANY LENDER OF A CLAIM OR DRAFT PRESENTED THEREUNDER, OR ANY OTHER ACT OR OMISSION IN CONNECTION WITH OR RELATED TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING, WITHOUT LIMITATION, ANY OF THE FOREGOING IN THIS SECTION ARISING FROM NEGLIGENCE, OTHER THAN GROSS NEGLIGENCE, WHETHER SOLE OR CONCURRENT, ON THE PART OF THE AGENT OR ANY LENDER OR ANY OF THEIR SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT, OR AFFILIATES OR ANY TRUSTEE FOR THE BENEFIT OF THE AGENT OR ANY LENDER UNDER ANY SECURITY INSTRUMENT; WITH THE FOREGOING INDEMNITY SURVIVING SATISFACTION OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT, UNLESS ALL SUCH OBLIGATIONS HAVE BEEN SATISFIED WHOLLY IN CASH FROM THE BORROWER AND NOT BY WAY OF REALIZATION AGAINST ANY COLLATERAL OR THE CONVEYANCE OF ANY PROPERTY IN LIEU THEREOF, PROVIDED THAT SUCH INDEMNITY SHALL NOT EXTEND TO ANY ACT OR OMISSION BY THE AGENT OR ANY LENDER WITH RESPECT TO ANY PROPERTY SUBSEQUENT TO THE AGENT OR ANY LENDER BECOMING THE OWNER OF SUCH PROPERTY AND WITH RESPECT TO WHICH PROPERTY SUCH CLAIM, LOSS, DAMAGE, LIABILITY, FINE, PENALTY, CHARGE, PROCEEDING, ORDER, JUDGMENT, ACTION, OR REQUIREMENT ARISES SUBSEQUENT TO THE ACQUISITION OF TITLE THERETO BY THE AGENT OR ANY LENDER.

          5.20 OPERATING ACCOUNTS. The Borrower shall maintain their principal operating accounts with the Agent.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

          So long as any Obligation remains outstanding or unpaid or any Commitment exists, the Borrower will not and will not allow any of its Subsidiaries or other Affiliates to:

          6.1 INDEBTEDNESS. Create, incur, assume, or suffer to exist any Indebtedness, whether by way of loan or otherwise; provided, however, the foregoing restriction shall not apply to (a) the Obligations, (b) Permitted Indebtedness, and (c) unsecured accounts payable incurred in the ordinary course of business, which are not unpaid in excess of 60 days beyond receipt date or are being contested in good faith, and (d) crude oil, natural gas, or other hydrocarbon floor, collar, cap, price protection, or swap agreements, in form and substance and with a Person acceptable to the Lenders, provided that (i) such agreements shall not be entered into with respect to Mortgaged Properties constituting more than 75% of the monthly production of proven producing reserves as forecast in Lenders' most recent engineering evaluation, (ii) that the strike prices in connection with option and swap agreements are not less than the prices used by the Lenders in their most recent Borrowing Base determination, (iii) the counterparty shall be approved by Lenders, (iv) Borrowers and/or Co-Borrowers shall notify Lenders within five days of executing a hedge transaction of the strike price and the volume of production, as well as the duration of the transaction, (v) Borrowers and/or Co-Borrowers shall only enter into hedge transactions with durations of eighteen months or less, (vi) Borrower and/or Co-Borrowers shall pay any liabilities created under the hedge transactions as they become due and in any event no later than 60 days from the date such liability was incurred; and (vii) the Lenders shall receive a security interest in the hedging contracts.

          6.2 CONTINGENT OBLIGATIONS. Create, incur, assume, or suffer to exist any Contingent Obligation not otherwise prohibited by Section 6.1; provided, however, the foregoing restriction shall not apply to (a) performance guarantees and performance surety or other bonds provided in the ordinary course of business, or (b) trade credit incurred or operating leases entered into in the ordinary course of business.

          6.3 LIENS. Create, incur, assume, or suffer to exist any Lien on any of its Oil and Gas Properties or any other Property, whether now owned or hereafter acquired; provided, however, the foregoing restrictions shall not apply to Permitted Liens.

          6.4 SALES OF ASSETS. Without the prior written consent of the Agent and the Lenders, Borrower shall sell, transfer, or otherwise dispose of any assets, if such assets are material to the operations of Borrower, other than
(a) sales of inventory in the ordinary course of business, (b) occasional sales, leases or other dispositions of immaterial assets for consideration not less than fair market value, (c) sales, leases or other dispositions of assets that are obsolete or have negligible fair market value, and (d) sales of equipment for fair and adequate consideration. The Agent and the Lenders will consent to sales of assets representing up to 10% in the aggregate of the net present value of the Oil and Gas Properties which comprise the Borrowing Base, as calculated by the Agent and the Lenders pursuant to the terms of this Agreement, provided that the Borrowing Base shall be reduced, and if necessary, proceeds from such sale shall be applied to Loan Balance in an amount equal to the loan value attributable to such assets sold.

          6.5 LEASEBACKS. Enter into any agreement to sell or transfer any Property and thereafter rent or lease as lessee such Property or other Property intended for the same use or purpose as the Property sold or transferred.

          6.6 LOANS OR ADVANCES. Make or agree to make or allow to remain outstanding any loans or advances to any Person, other than to the other entity also constituting a Borrower in excess of $100,000 in the aggregate; provided, however, the foregoing restrictions shall not apply to (a) advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable, or (b) advances to employees of the Borrower for the payment of expenses in the ordinary course of business.

          6.7 INVESTMENTS. Acquire Investments in, or purchase or otherwise acquire all or substantially all of the assets of, any Person which exceeds $250,000 in the aggregate during any calendar year, without the prior consent of the Lenders provided, however, such restriction shall not apply to the following Investments:

          (a) marketable obligations issued or unconditionally guaranteed by the United States Government or issued by any of its agencies and backed by the full faith and credit of the United States of America;

          (b) short-term investment grade domestic or Eurodollar certificates of deposit or time deposits that are fully insured by the Federal Deposit Insurance
               Corporation;

          (c) commercial paper and similar obligations rated "P-1" or better by Moody's Investors Services, Inc. or "A-1" or better by Standard & Poors Corporation;

          (d) intercompany loans to, advances to or investments in, wholly owned Subsidiaries;

          (e) readily marketable tax-free municipal bonds of a domestic issuer or rated "aaa" or better by Moody's Investors Services, Inc. or "AAA" by Standard & Poors Corporation; and

          (f) demand deposit accounts maintained in the ordinary course of business.

          6.8 DIVIDENDS AND DISTRIBUTIONS. Declare, pay, or make, any cash dividend or distribution on, or purchase, redeem, or otherwise acquire for value, any share of any class of its capital stock.

          6.9 CHANGES IN CORPORATE STRUCTURE. Enter into any transaction of consolidation, merger, or amalgamation; or liquidate, wind up, or dissolve (or suffer any liquidation or dissolution).

          6.10 TRANSACTIONS WITH AFFILIATES. Directly or indirectly, enter into any transaction (including the sale, lease, or exchange of Property or the rendering of service) with any of its Affiliates, other than upon fair and reasonable terms no less favorable than could be obtained in an arm's length transaction with a Person which was not an Affiliate.

          6.11 LINES OF BUSINESS. Expand, on their own or through any Subsidiary, into any line of business other than those in which the Borrower is engaged as of the date hereof.

          6.12 PLAN OBLIGATIONS. Assume or otherwise become subject to an obligation to contribute to or maintain any Plan not set forth in Schedule
6.12 or acquire any Person which has at any time had an obligation to contribute to or maintain any Plan.

          6.13 NEW SUBSIDIARIES. Form any new Subsidiaries without the prior written consent of the Lenders.

          6.14 CASH FLOW COVERAGE. Permit, as of the close of any fiscal quarter of Borrower, the ratio of Cash Flow to Debt Service to be less than
1.25 to 1.00.

          6.15 CURRENT RATIO. Permit, as of the close of any fiscal quarter of Borrower, the Current Ratio to be less than .90 to 1.00. Receivables from Bay City Energy Group and the current portion of the Loan Balance shall be excluded from calculation of Current Ratio.

          6.16 CHANGE OF FISCAL YEAR. The Borrower will not change its fiscal year.

                               ARTICLE VII

                             EVENTS OF DEFAULT

          7.1 ENUMERATION OF EVENTS OF DEFAULT. Any of the following events shall constitute an Event of Default:

          (a) default shall be made in the payment when due of any installment of principal or interest under this Agreement or the Notes or in the payment when due of any fee or other sum payable under any Loan Document.

          (b) default shall be made by the Borrower in the due observance or performance of any obligation of the Borrower under the Loan Documents, and such default shall continue for 30 days after the earlier of written notice thereof to the Borrower by the Agent or actual knowledge thereof by the Borrower;

          (c) any representation or warranty made by the Borrower in any of the Loan Documents proves to have been untrue in any material respect or any representation, statement (including Financial Statements), certificate, or data furnished or made to the Agent and/or the Lenders in connection herewith proves to have been untrue in any material respect as of the date the facts therein set forth were stated or certified;

          (d) default shall be made by the Borrower (as principal or guarantor or other surety) in the payment or performance of any Indebtedness in excess of $100,000 and such default shall remain unremedied for in excess of the period of grace, if any, with respect thereto;

          (e) the Borrower shall be unable to satisfy any condition or cure any circumstance specified in Article , the satisfaction or curing of which is a condition precedent to the right of the Borrower to obtain a Loan or for the issuance of a Letter of Credit, and such inability shall continue for a period in excess of 30 days;

          (f) the Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, or liquidator of their or all or a substantial part of its assets, (ii) file a voluntary petition commencing an Insolvency Proceeding, (iii) make a general assignment for the benefit of creditors, (iv) be unable, or admit in writing its inability, to pay its debts generally as they become due, or (v) file an answer admitting the material allegations of a petition filed against it in any Insolvency Proceeding;

          (g) an order, judgment, or decree shall be entered against the Borrower by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief in any Insolvency Proceeding or approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian, or liquidator of their or all or any substantial part of its assets, and such order, judgment, or decree shall not be dismissed or stayed within 90 days;

          (h) the levy against any significant portion of the Property of the Borrower or any execution, garnishment, attachment, sequestration, or other writ or similar proceeding which is not permanently dismissed or discharged within 30 days after the levy;

          (i) a final and non-appealable order, judgment, or decree shall be entered against the Borrower for money damages and/or Indebtedness due in an amount in excess of $100,000, and such order, judgment, or decree shall not be dismissed or stayed within 30 days;

          (j) any charges are filed or any other action or proceeding is instituted by any Governmental Authority against the Borrower under the Racketeering Influence and Corrupt Organizations Statute (18 U.S.C.
      Section 1961 ET SEQ.), the result of which could be the forfeiture or transfer of any material Property of the Borrower subject to a Lien in favor of the Agent for the benefit of the Lenders without (i) satisfaction or provision for satisfaction of such Lien, or (ii) such forfeiture or transfer of such Property being expressly made subject to such Lien;

          (k) the Borrower shall have (i) concealed, removed, or diverted, or permitted to be concealed, removed, or diverted, any part of their Property, with intent to hinder, delay, or defraud its creditors or any of them, (ii) made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance, or similar law, or (iii) shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its Property through legal proceedings or distraint which is not vacated within 30 days from the date thereof;

          (l) any Security Instrument shall for any reason (other than the Agent's or the Lender's fault or negligence) not, or cease to, create valid and perfected first-priority Liens against the Collateral purportedly covered thereby and not cured within 30 days; and

          (m) the occurrence of a Material Adverse Effect and the same shall remain unremedied for in excess of 30 days after notice given by the Agent.

          7.2 REMEDIES. Upon the occurrence of an Event of Default specified in Sections 7.1(f) or 7.1(g), immediately and without notice, (i) all Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or `other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower;
(ii) the Commitments shall immediately cease and terminate unless and until reinstated by the Agent and the Lenders in writing; and (iii) to the extent permitted by and in compliance with applicable law, the Agent and the Lenders may set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by the Agent and the Lenders and any and all other indebtedness at any time owing by the Agent and the Lenders to or for the credit or account of the Borrower against any and all of the Obligations although such Obligations may be unmatured.

          (b) Upon the occurrence of any Event of Default other than those specified in Sections 7.1(f) or 7.1(g), (i) the Agent and the Lenders may, by notice to the Borrower, declare all Obligations immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower; (ii) the Commitments shall immediately cease and terminate unless and until reinstated by the Agent and the Lenders in writing; and (iii) to the extent permitted by and in compliance with applicable law, the Agent and the Lenders may set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by the Agent and the Lenders and any and all other indebtedness at any time owing by the Agent and the Lenders to or for the credit or account of the Borrower against any and all of the Obligations although such Obligations may be unmatured.

          (c) Upon the occurrence of any Event of Default, the Agent and the Lenders may, in addition to the foregoing in this Section, exercise any or all of their rights and remedies provided by law or pursuant to the Loan Documents.

                               ARTICLE VIII

                                THE AGENT

          8.1 APPOINTMENT. Each Lender hereby designates and appoints the Agent as the agent of such Lender under this Agreement and the other Loan Documents. Each Lender authorizes the Agent, as the agent for such Lender, to take such action on behalf of such Lender under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities except those expressly set forth herein or in any other Loan Document or any fiduciary relationship with any Lender; and no implied covenants, functions, responsibilities, duties, obligations, or liabilities on the part of the Agent shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

          8.2 WAIVERS, AMENDMENTS. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification, or waiver is in writing and consented to by the Borrower and the Required Lenders; provided, however, that no such amendment, modification or waiver would: (a) modify any requirement hereunder that any particular action be taken by all of the Lenders or by the Required Lenders unless consented to by each Lender; (b) modify this Section 8.2, change the definition of "Required Lenders", or change the Commitment Amount or Percentage Share of any Lender, reduce the fees described in Article II, extend the Commitment Termination Date or Final Maturity, release any Security Instrument or Lien, or initiate any foreclosure, enforcement or collection procedure without the consent of each Lender; (c) extend the due date for, (or reduce the amount of any scheduled repayment or prepayment of principal of or interest on any Loan) without the consent of the holder of that Note evidencing such Loan; (d) affect, adversely the interests, rights, or obligations of the Agent without the consent of the Agent; or (e) modify the Borrowing Base or modify the Scheduled Reduction Amount.

          8.3 DELEGATION OF DUTIES. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

          8.4 EXCULPATORY PROVISIONS. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) required to initiate or conduct any litigation or collection proceedings hereunder, except with the concurrence of the Lenders and contribution by each Lender of its Percentage Share of costs reasonably expected by the Agent to be incurred in connection therewith, (b) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for gross negligence or willful misconduct of the Agent or such Person), or (c) responsible in any manner to any Lender for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or for the sufficiency, accuracy, or completeness of any materials provided by the Agent, or the failure of the Agent to provide any materials or disclose any matter to any Lender except as may be expressly required herein, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

          8.5 RELIANCE BY AGENT. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless and until an executed Lender Assignment Agreement shall have been received by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate and contribution by each Lender of its Percentage Share of costs reasonably